Exhibit 10.2

Brookfield

Imprivata, Inc.

Monadnock Building

685 Market Street

Table of Contents

1.	BASIC LEASE PROVISIONS	1

2.	PROJECT	2

3.	TERM	4

4.	RENT	5

5.	USE & OCCUPANCY	7

6.	SERVICES & UTILITIES	8

7.	REPAIRS	10

8.	ALTERATIONS	10

9.	INSURANCE	12

10.	DAMAGE OR DESTRUCTION	13

11.	INDEMNITY	14

12.	CONDEMNATION	14

13.	TENANT TRANSFERS	15

14.	LANDLORD TRANSFERS	16

15.	DEFAULT AND REMEDIES	17

16.	LETTER OF CREDIT; FINANCIAL STATEMENTS	19

17.	MISCELLANEOUS	20

18.	BROKERS	22

19.	TENANT’S SECURITY SYSTEM	22

List of Exhibits

EXHIBIT A – LOCATION OF PREMISES

EXHIBIT B – RULES & REGULATIONS

EXHIBIT C – NOTICE OF LEASE TERM

EXHIBIT D – WORK LETTER

i

Index of Defined Terms

A		L
Additional Construction Allowance	D-4	Land		3
Additional Insured	13	Landlord		1
Additional Rent	5	Landlord Delay		D-2
Affiliates	15	Landlord’s Compliance Work		D-1
Alterations	11	Landlord’s Contractor		D-3
Amortization Rate	7	Landlord’s Representative		D-1
As-Built Drawings	D-3	Landlord’s Security System		24
B		Landlord’s Work		D-1
Bank	20	Late Charge		8
Base Building	3	LC Amount		1
Base Rent	1	LC Expiration Date		21
Base year	1	Lease		1
Bid Summary	D-3	Leasehold Improvements		3
Billing Address	2	Letter of Credit		20
Brokers	2	Liability Limit		2
Building	1	M
Building Standard	4	Mandated Expenses	.	6
Building Structure	3	Mechanical Systems		3
Business Hours	2	Month		4
C		N
Change Order	D-2	NLT		4
Claims	15	Notice Addresses		1
Commencement Date	4	P
Common Areas	3	Permitted Transferee		16
Comparison year	5	Premises		1
Construction Allowance	2	Project		3
Construction Drawings	D-2	Q
Construction Schedule	D-1	Quality Expenses		6
Cost-Saving Expenses	6	R
D		REIT		II
Dale	1	Relocation Notice		22
Default	19	Renovations		12
Default Rate	20	Rent		7
Design Problem	11	Repair Estimate		14
E		Replacement Premises		22
Encumbrance	18	Retention		D-3
Estimated Additional Rent	7	RSF		4
Expenses	5	S
Expiration Date	4	Scheduled Commencement Date		1
F		Scheduled Term		1
Force Majeure	20	Service Provider		11
Force Majeure Delay	D-2	Space Plans		D-2
H		Standard Services		9
Hazardous Materials	8	Substantially Complete		D-5
Holdover	4	Successor Landlord		18
Holidays	2	T
HVAC	9	Taking		16
I		Taxes		5
Interruption Estimate	14	Telecommunication Services		10
		Tenant		1

ii

Tenant Delay	D-1	Transferee	16
Tenant’s Architect	D-2	U
Tenant’s Personal Property	4	Untenantable	14
Tenant’s Personnel	D-3	Use	1
Tenant’s Representative.	D-1	USF	4
Tenant’s Security System	24	W
Tenants Share	1	Work Costs	D-4
Tenant’s Wiring	10	Y
Tenant’s Work	D-3	Year	4
Term	4
Transfer	16

iii

Lease

Landlord and Tenant enter into this Lease (“Lease”) as of the Date on the following terms, covenants, conditions; and provisions:

1.	BASIC LEASE PROVISIONS

1.1	Basic Lease Definitions.	In this Lease, the following defined terms have the meanings indicated.

(a)	Date:	March 31, 2016

(b)	Landlord:	BOP 685 Market LLC, a Delaware limited liability company.

(c)	Tenant:	Imprivata, Inc., a Delaware corporation

(d)	Building:	685 Market Street, San Francisco, California, deemed to contain:
203,161 RSF

(e)	Premises:	Suite 500 (identified on Exhibit A), located in the Building and deemed to contain:
5,029 RSF

(f)	Use:	General administrative non-governmental office use consistent with that of a first-class office building.

(g)	Scheduled Term:	85 Months

(h)	Scheduled	June 1, 2016.
Commencement Date:

(i)	Base Rent:	The following amounts, payable in accordance with Article 4:

Period	Annual Rate	Annual Base Rent	Monthly Base Rent
Months 1 to 12	$75.00	$377,175.00	$31,431.25
Months 13 to 24	$77.25	$388,490.28	$32,374.19
Months 25 to 36	$79.57	$400,157.52	$33,346.46
Months 37 to 48	$81.96	$412,176.84	$34,348.07
Months 49 to 60	$84.42	$424,548.24	$35,379.02
Months 61 to 72	$86.95	$437,271.60	$36,439.30
Months 73 to·84	$89.56	$450,397.20	$37,533.10
Month 85	$92.25	$463,925.28	$38,660.44

Notwithstanding the foregoing, and provided that Tenant is not then in Default of this Lease (with all applicable notices having been given and cure periods having expired), Landlord will excuse Tenant from the payment of Base Rent, only, otherwise payable during Month 1 of the initial Term.

(j)	Tenant’s Share:	2.48%

(k)	Base Year:	The calendar year 2016

(l)	LC Amount:	$270,623.08. Such LC Amount shall be periodically subject to reduction and subject to conversion in accordance with Article 16 of this Lease.

(m)	Notice Address:	For each party, the following address(es):

To Landlord	To Tenant
BOP 685 Market, LLC	Imprivata, Inc.
685 Market Street, Suite 520	10 Maguire Rd.
San Francisco, California 94105	Lexington, MA 02421
Attn: General Manager	Attn: Kelliann McCabe

with a copy to:

Brookfield Properties Management
601 S. Figueroa Street, Suite 2200
Los Angeles, California 90017
Attn: VP, Regional Counsel

(n)	Billing Address:	For each party, the following address:

For Landlord		For Tenant
Via U.S. Mail		Imprivata, Inc.
BOP 685 Market LLC		10 Maguire Rd.
PO Box 62905		Lexington, MA 02421
Baltimore, MD 21264-2905		Attn: Kelliann McCabe
Email: payables@imprivata.com
Via Overnight Courier
BOP 685 Market LLC
Box# 62905
1800 Washington Boulevard
Baltimore, MD 21230

Via Electronic Transfer
Bank:	Manufacturers & Traders
Trust Co.
Acct. Name:	BOP 685 Market LLC
Acct. No.:	9859352131
ABA No.:	022000046
Ref:	Invoice #

(o)	Brokers:	Brookfield Properties Management (CA) Inc. and Jones Lang LaSalle Brokerage Inc. (for Landlord); and T3 Advisors (for Tenant).

(p)	Liability Limit

A minimum combined single limit of liability of at least $1,000,000 per occurrence and a general aggregate limit of at least $2,000,000, and in addition, excess liability insurance on a following form basis, with overall limits of at least $5,000,000.

(q)	Construction Allowance:	$377,175.00 (i.e., $75.00 per RSF of the Premises) for the payment of Work Costs in accordance with the Work Letter attached to this Lease as Exhibit D.
.
(r)	Business Hours:

From 7:00 a.m. to 6:00 p.m., Monday through Friday, except for the days observed for: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays that are observed by other buildings of comparable class in the locale of the Building (“Holidays”).

2.	PROJECT

2.1 Project. The Land, Building, and Common Areas (as defined in §1 and below) are collectively referred to as the “Project.” As of the Date, the Project is commonly known as “The Monadnock Building.”

2.2 Land. “Land” means the real property on which the Building and Common Areas are located, including casements and other rights that benefit or encumber the real property. Landlord’s interest in the Land may be in fee or a leasehold. The Land may be expanded or reduced after the Date.

2.3 Base Building. “Base Building” means the Building Structure and Mechanical Systems, collectively, defined as follows:

(a)

Building Structure. “Building Structure” means the structural components in the Building, including foundations, floor and ceiling slabs, roofs, exterior walls, exterior glass and mullions, columns, beams, shafts, and emergency stairwells. The Building Structure excludes the Leasehold Improvements (and similar improvements to other premises) and the Mechanical Systems.

(b)

Mechanical Systems. “Mechanical Systems” means the mechanical, electronic, physical or informational systems generally serving the Building or Common Areas, including the sprinkler, plumbing, heating, ventilating, air conditioning, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, and fire/life safety systems.

2.4 Common Areas. Tenant will have a non-exclusive right to use the Common Areas subject to the terms of this Lease. “Common Areas” means those interior and exterior common and public areas on the Land (and appurtenant easements) and in the Building designated by Landlord for the non-exclusive use by Tenant in common with Landlord, other tenants and occupants, and their employees, agents and invitees.

2.5 Premises. Landlord leases to Tenant the Premises subject to the terms of this Lease. Except as provided elsewhere in this Lease, by taking possession of the Premises Tenant accepts the Premises in its “as is” condition and with all faults, and the Premises is deemed in good order, condition, and repair. The Premises includes the Leasehold Improvements and excludes certain areas, facilities and systems, as follows:

(a)

Leasehold Improvements. “Leasehold Improvements” means all non-structural improvements in the Premises or exclusively serving the Premises, and any structural improvements to the Building made to accommodate Tenant’s particular use of the Premises. The Leasehold Improvements may exist in the Premises as of the Date, or be installed by Landlord or Tenant under this Lease at the cost of either party. The Leasehold Improvements include: (1) interior walls and partitions (including those surrounding structural columns entirely or partly within the Premises); (2) the interior one-half of walls that separate the Premises from adjacent areas designated for leasing; (3) the interior drywall on exterior structural walls, and walls that separate the Premises from the Common Areas; (4) stairways and stairwells connecting parts of the Premises on different floors, except those required for emergency exiting; (5) the frames, casements, doors, windows and openings installed in or on the improvements described in the foregoing clauses (1) through (4), or that provide entry/exit to/from the Premises; (6) all hardware, fixtures, cabinetry, railings, paneling, woodwork and finishes in the Premises or that are installed in or on the improvements described in the foregoing clauses (1) through (5); (7) if any part of the Premises is on the ground floor, the ground floor exterior windows (including mullions, frames and glass); (8) integrated ceiling systems (including grid, panels and lighting); (9) carpeting and other floor finishes; (10) kitchen, rest room, laboratory or other similar facilities that exclusively serve the Premises (including plumbing fixtures, toilets, sinks and built-in appliances); and (11) the sprinkler, plumbing, heating, ventilating, air conditioning, electrical, metering, lighting, communications, security, drainage, sewage, waste disposal, vertical transportation, fire/life safety, and other mechanical, electronic, physical or informational systems that exclusively serve the Premises, including the parts of each system that are connected to the Mechanical Systems from the common point of distribution for each system to and throughout the Premises. The Leasehold Improvements exclude Tenant’s Personal Property (defined below).

(b)

Exclusions from the Premises. The Premises does not include: (1) any areas above the finished ceiling or integrated ceiling systems, or below the finished floor coverings that are not part of the Leasehold Improvements, (2) janitor’s closets, (3) stairways and stairwells to be used for emergency exiting or as Common Areas, (4) rooms for Mechanical Systems or connection of telecommunication equipment, (5) vertical transportation shafts, (6) vertical or horizontal shafts, risers, chases, flues or ducts, and (7) any casements or rights to natural light, air or view.

2.6 Building Standard. “Building Standard” means the minimum or exclusive type, brand, quality or quantity of materials Landlord designates for use in the Building from time to time.

2.7 Tenant’s Personal Property. “Tenant’s Personal Property” means those trade fixtures, furnishings, equipment, work product, inventory, stock-in-trade and other personal property of Tenant that are not permanently affixed to the Project in a way that they become a part of the Project and will not, if removed, cause material damage to the Premises.

2.8 Area. “RSF” means rentable square feet or rentable square foot, as the context may require. “USF” means usable square feet or usable square foot, as the context may require.

2.9 Access Inspection Status. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that the Premises, as delivered to Tenant, the Building and Project have not undergone an inspection by a Certified Access Specialist (“CASp”).

3.	TERM

3.1 Term. “Term” means the period that begins on the Commencement Date and ends on the Expiration Date, subject to renewal, extension, or earlier termination as may be further provided in this Lease. “Month” means a full calendar month of the Term. “Year” means a full calendar year in which all or a part of the Term occurs.

(a)	Commencement Date. “Commencement Date” means that date which is the earlier of:
(1)	The date that Tenant first conducts business in any part of the Premises; or
(2)

The date that Landlord tenders the Premises to Tenant with Landlord’s Work substantially complete or that earlier date that Landlord would have tendered possession of the Premises to Tenant with Landlord’s Work substantially complete but for Tenant Delay (as defined in the Work Letter attached to this Lease as Exhibit D).

(b)

Expiration Date. “Expiration Date” means the date that is the Scheduled Term (plus that many additional days required for the Expiration Date to be the last day of a Month) after the Commencement Date.

(c)

Early Occupancy. Except as set forth in the Work Letter, Tenant may not enter the Premises for any purpose until Landlord tenders the Premises to Tenant. If Tenant conducts business in any part of the Premises before the Scheduled Commencement Date, Tenant will pay Base Rent for that period at the rate for the first Month that Base Rent is due, without discount or excuse.

(d)

Late Occupancy. If Landlord fails to tender possession of the Premises to Tenant by the Scheduled Commencement Date, Landlord will not be in default of this Lease, but Tenant shall have no obligation to pay Rent until the Commencement Date where such delay is not the result of a Tenant Delay.

(e)

Confirmation of Term. Landlord shall notify Tenant of the Commencement Date using a Notice of Lease Term (“NLT”) in the form attached to this Lease as Exhibit C. Unless Tenant reasonably objects, Tenant shall execute and deliver to Landlord the NLT within 10 business days after its receipt, but Tenant’s failure to do so will not reduce Tenant’s obligations or Landlord’s rights under this Lease.

3.2 Holdover. If Tenant keeps possession of the Premises after the Expiration Date (or earlier termination of this Lease) without Landlord’s prior written consent (a “Holdover”), which may be withheld in its sole discretion, then in addition to the remedies available elsewhere under this Lease or by law, Tenant will be a tenant-at-sufferance and must comply with all of Tenant’s obligations under this Lease (including the payment of Additional Rent), except that for each Month of Holdover Tenant will pay 150% of the Base Rent payable for the last Month of the Term (or that would have been payable but for abatement or excuse), without prorating for any partial Month of Holdover, plus Additional Rent for such period. Tenant shall indemnify and defend Landlord from and against all claims and damages, both consequential and direct, that Landlord suffers due to Tenant’s failure to return possession of the Premises to Landlord at the end of the Term. Landlord’s deposit of Tenant’s Holdover payment will not constitute Landlord’s consent to a Holdover, or create or renew any tenancy.

3.3 Condition on Expiration.

(a)

Return of the Premises. At the end of the Term, Tenant will return possession of the Premises to Landlord vacant, free of Tenant’s Personal Property, in broom-clean condition, and with all Leasehold Improvements in in the condition delivered to Tenant (excepting ordinary wear and tear and casualty), except that Landlord may require Tenant, by notice at least 10 days before the expiration of the Term, to remove (and restore the Premises damaged by removal):

(1)	All Tenant’s Wiring; and
(2)	Any item of Leasehold Improvements or Alterations (other than Tenant’s Wiring) if either:
(A)	When Landlord consented to the installation of the improvement, Landlord reserved Landlord’s right to have Tenant remove the improvement at the end of the Term; or
(B)	Tenant failed to obtain Landlord’s written consent under §8.1(a) for an item of Alterations to become part of the Premises.
(b)

Correction by Landlord. If Tenant fails to return possession of the Premises to Landlord in the condition required under (a), then Tenant shall reimburse Landlord for the costs incurred by Landlord to put the Premises in the condition required under (a), plus Landlord’s standard administration fee.

(c)

Abandoned Property. Tenant’s Personal Property left behind in the Premises after the end of the Term will be considered abandoned and Landlord may move, store, retain, or dispose of these items at Tenant’s cost, including Landlord’s standard administration fee.

4.	RENT

4.1 Base Rent. Tenant shall prepay 1 Month’s installment of Base Rent (without any abatement) by the Date (i.e., $31,431.25), to be applied against Base Rent first due under this Lease. During the Term, Tenant shall pay all other Base Rent in advance, in equal Monthly installments, on the 1st of each Month. Base Rent for any partial Month will be prorated based on a 30-day month.

4.2 Additional Rent. Tenant’s obligation to pay Taxes and Expenses under this §4.2 is referred to in this Lease as “Additional Rent.”

(a)

Taxes. For each full or partial Year after the Base Year in which the Term occurs (each, a “Comparison Year”), Tenant shall pay as in the manner described below the Tenant’s Share of the amount that Taxes for the Comparison Year exceed Taxes for Ute Base Year. “Taxes” means the total costs incurred by Landlord for: (1) real and personal property taxes and assessments (including ad valorem and special assessments) levied on the Project and Landlord’s personal property used in connection with the Project; (2) taxes on rents or other income derived from the Building; (3) capital and place-of-business taxes; (4) taxes, assessments or fees in lieu of the taxes described in the foregoing clauses (1) through (3); and (5) the reasonable costs incurred to reduce the taxes described in the foregoing clauses (1) through (4). Taxes excludes net income taxes, documentary transfer taxes and taxes paid by Tenant under §4.3 (and any other tenant of the Building with a similar lease obligation).

(b)

Expenses. For each Comparison Year, Tenant shall pay in the manner described below the Tenant’s Share of the amount that Expenses for the Comparison Year exceed Expenses for the Base Year. “Expenses” means the total costs incurred by Landlord to operate, manage, administer, equip, secure, protect, repair, replace, refurbish, clean, maintain, decorate and inspect the Project, including a fee to manage the Project of 3% of the gross revenue of the Project. Expenses that vary with occupancy will be calculated as if the Building is 100% occupied and operating, with all utilities and services being provided to all tenants.

(1)	Expenses include:
(A)	Standard Services provided under §6.1;
(B)	Repairs and maintenance performed under §7.2;
(C)

Insurance maintained under §9.2 {including deductibles paid; provided, however, any deductibles in excess of $100,000 shall be amortized over a term of 10 years at an annual interest rate equal to the Amortization Rate (defined below), and the amortized costs thereof, but not in excess of $1.00 per RSF of the Building shall be included in Expenses in any Year);

(D)

Wages, salaries, and benefits of personnel of Landlord or its Affiliates to the extent they render services to the Project (including, without limitation, property accounting, technical services, and information technology services);

(E)	Costs of operating the Project management office (including reasonable rent);
(F)	Amortization installments of costs that are required to be capitalized and are incurred:
(i)	To comply with insurance requirements or laws enacted after the Commencement Date (“Mandated Expenses”);
(ii)	With the reasonable expectation of reducing Expenses or the rate of increase in Expenses (“Cost-Saving Expenses”); or
(iii)	That are reasonably calculated to improve or maintain the safety or health of Project occupants (“Quality Expenses”).
(2)	Expenses exclude:
(A)	Taxes;
(B)	Mortgage payments (principal and interest), and ground lease rent;
(C)	Commissions, advertising costs, attorney’s fees, and costs of improvements in connection with leasing space in the Building;
(D)	Costs reimbursed by insurance proceeds;
(E)	Depreciation;
(F)	Except for the costs identified in §4.2(b)(1)(F), costs required to be capitalized according to sound real estate accounting and management principles, consistently applied;

(G)	Collection costs and legal fees paid in disputes with tenants;
(H)	Costs to maintain and operate the entity that is Landlord (as opposed to operation and maintenance of the Project);
(I)	In the Base Year, only, installments of costs amortized under subsection (c)(1) and (c)(2) of this §4.2, unless such costs are included in Expenses in Lease Years subsequent to the Base Year,
(J)	The costs of utilities and services:
(i)

Set forth in subsections (4) and (9) of §6.l (a) that are provided to the Premises and to other tenanted premises in the Building, regardless of whether such Standard Services are subject to direct payment by Tenant or such other tenants of the Building pursuant to §6.2 or any similar lease provision; and

(ii)

Otherwise reimbursed by Tenant pursuant to §6.3, or by other tenants of the Building pursuant to any similar provision of their respective leases (and not as part of Additional Rent, or any similar lease provision for the sharing of Building costs);

(K)

Costs incurred by Landlord to comply with notices of violation of applicable Jaws, including the Americans With Disabilities Act, as amended, when such notices are for conditions existing prior to the Commencement Date that would have been a violation of applicable laws existing as of the Commencement Date; and

(L)	Penalties, fines, and associated legal expenses incurred by Landlord due to the violation by Landlord or any other tenant of the Building (other than Tenant) of applicable laws
(c)	Amortization and Accounting Principles.
(1)

Each item of Mandated Expenses and Quality Expenses will be fully amortized in equal annual installments, with interest on the principal balance at Amortization Rate, over the number of years that Landlord projects the item of Expenses will be productive for its intended use, without replacement, but properly repaired and maintained.

(2)

Each item of Cost-Saving Expenses will be fully amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over the number of years that Landlord reasonably estimates for the present value of the projected savings in Expenses (discounted at the Amortization Rate) to equal the cost.

(3)

Any item of Expenses of significant cost that is not required to be capitalized but is unexpected or does not typically recur may, in Landlord’s discretion, be amortized in equal annual installments, with interest on the principal balance at the Amortization Rate, over a number of years determined by Landlord.

(4)

“Amortization Rate” means the greater of (A) prime rate of Citibank, N.A. (or a comparable financial institution selected by Landlord) in effect as of the last day of the year in which the costs were incurred, plus 3%, or (B) the actual cost incurred by Landlord for financing.

(5)

Landlord may allocate Expenses and Taxes for the Project to various components of the Project on an equitable basis, or as required by any reciprocal easement agreement or common interest association agreement affecting the Project.

(6)	Subject to the specific provisions of this Article 4, Landlord will use sound real estate accounting and management principles, consistently applied, to determine Additional Rent.
(d)

Estimates. Landlord will reasonably estimate Additional Rent for each Comparison Year (“Estimated Additional Rent”). During each Comparison Year, Tenant will pay the Estimated Additional Rent in advance, in equal Monthly installments, on the first day of each Month of the Comparison Year. Landlord may reasonably revise the Estimated Additional Rent during a Comparison Year and the Monthly installments of Estimated Additional Rent for the remainder of the Comparison Year will be increased or decreased accordingly. Until Landlord provides Tenant with the Estimated Additional Rent for a Comparison Year, Tenant will continue to pay the Estimated Additional Rent for the prior Comparison Year.

(e)

Settlement. As soon as practical after the end of each Comparison Year, Landlord will give Tenant a statement of the actual Additional Rent for the Comparison Year. Additional Rent for any partial Comparison Year will be prorated based on a 365-day calendar year. The statement of Additional Rent is conclusive, binds Tenant, and Tenant waives all rights to contest the statement, except for items of Additional Rent to which Tenant objects by notice to Landlord given within 90 days after receipt of Landlord’s statement; however, Tenant’s objection will not relieve Tenant from its obligation to pay Additional Rent pending resolution of any objection. If the Additional Rent exceeds the Estimated Additional Rent for the Comparison Year, then Tenant shall pay the underpayment to Landlord in a lump sum as Rent within 30 days after receipt of Landlord’s statement of Additional Rent. If the Estimated Additional Rent exceeds the Additional Rent for the Comparison Year, then Landlord shall credit the overpayment against Rent next due or refund such amount to Tenant concurrently with the delivery of such statement if the Lease is to terminate with the same Year as the final calculation of the Additional Rent for the Comparison Year.

4.3 Tenant’s Taxes. Upon demand, Tenant will reimburse Landlord for taxes paid by Landlord, other than net income taxes, on (a) Tenant’s Personal Property, (b) Rent, (c) Tenant’s occupancy of the Premises, or (d) this Lease. If Tenant cannot lawfully reimburse Landlord for these taxes, then the Base Rent will be increased to yield to Landlord the same amount after these taxes were imposed as Landlord would have received before these taxes were imposed.

4.4 Terms of Payment. “Rent” means all amounts payable by Tenant under this Lease and the exhibits, including Base Rent and Additional Rent. If a time for payment of an item of Rent is not specified in this Lease, then Tenant will pay Rent within 30 days after receipt of Landlord’s statement or invoice. Unless otherwise provided in this Lease, Tenant shall pay Rent without notice, demand, deduction, abatement, or setoff, in lawful U.S. currency, at Landlord’s Billing Address. Landlord will send invoices payable by Tenant to Tenant’s Billing Address; however, neither Landlord’s failure to send an invoice nor Tenant’s failure to receive an invoice for Base Rent (and installments of Estimated Additional Rent) will relieve Tenant of its obligation to timely pay Base Rent (and installments of Estimated Additional Rent). Any partial payment of Rent by Tenant will be considered a payment on account. No endorsement or statement on any Rent check or any letter accompanying Rent will be deemed an accord and satisfaction, affect Landlord’s right to collect the full Rent due, or require Landlord to apply any payment to any Rent other than Rent earliest due. No payment by Tenant to Landlord will be deemed to extend the Term or render any notice, pending suit or judgment ineffective. By notice to the other, each party may change its Billing Address.

4.5 Late Payment. If Landlord does not receive all or part of any item of Rent when due, then Tenant shall pay Landlord 5% of the overdue Rent, plus interest on the unpaid Rent at the Default Rate from the date due until paid (collectively, a “Late Charge”) as Rent. Tenant agrees that the Late Charge is not a penalty, and will compensate Landlord for costs not contemplated under this Lease that are impracticable or extremely difficult to fix. Landlord’s acceptance of a Late Charge does not waive any applicable Tenant’s Default. Notwithstanding the foregoing, Landlord will waive a Late Charge otherwise due from Tenant if:

(a)	Tenant notifies Landlord in writing of Tenant’s claim for waiver of the Late Charge within 30 days after Tenant’s receipt of Landlord’s invoice for the Late Charge;
(b)	Tenant has neither incurred a Late Charge nor received a waiver of a Late Charge in the 12 consecutive Months before the due date of the late payment;
(c)	Tenant is not in Default; and
(d)	Tenant has paid Landlord the overdue amount.
5.	USE & OCCUPANCY

5.1 Use. Tenant shall use and occupy the Premises only for the Use. Landlord does not represent or warrant that the Project is suitable for the conduct of Tenant’s particular business.

5.2 Compliance with Laws and Directives.

(a)	Tenant’s Compliance. Subject to the remaining terms of this Lease, Tenant shall comply at Tenant’s expense with all laws and reasonable directives of Landlord’s insurers concerning:
(1)	The Leasehold Improvements and Alterations,
(2)	Tenant’s use or occupancy of the Premises,
(3)	Tenant’s employer/employee obligations,
(4)	A condition created by Tenant, its Affiliates or their contractors or invitees,
(5)	Tenant’s failure to comply with this Lease,

(6)	The negligence of Tenant or its Affiliates or contractors, or
(7)

Any chemical wastes, contaminants, pollutants or substances that are hazardous, toxic, infectious, flammable or dangerous, or regulated by any local, state or federal statute, rule, regulation or ordinance for the protection of health or the environment (“Hazardous Materials”) that are introduced to the Project, handled or disposed, by Tenant or its Affiliates, or any of their contractors; provided, however, that this Section 5.2(a) shall not require Tenant to correct construction defects in Landlord’s Work or effectuate capital improvements or repairs (other than with respect to the Leasehold Improvements and/or Tenant’s Alterations).

(b)

Landlord’s Compliance. The cost of Landlord’s compliance with laws or directives of Landlord’s insurers concerning the Project, other than those that are Tenant’s obligation under subsection (a), will be included in Expenses to the extent allowed under §4.2.

5.3 Occupancy. Tenant shall not interfere with Building services or other tenants’ rights to quietly enjoy their respective premises or the Common Areas. Tenant shall not make or continue a nuisance, including any objectionable odor, noise, fire hazard, vibration, or wireless or electromagnetic transmission. Tenant will not maintain any Leasehold Improvements or use the Premises in a way that increases the cost of insurance required under §9.2, or requires insurance in addition to the coverage required under §9.2.

5.4 OFAC Certification. Tenant represents that: (a) Tenant is not now and has never been listed or named as a Blocked Person, or (b) Tenant is not now and has never been acting directly or indirectly for, or on behalf of, any Blocked Person. “Blocked Person” means any person, group, entity or nation designated by the United States Treasury Department as a terrorist or a “Specially Designated National and Blocked Person,” or that is a banned or blocked person, entity, nation under any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control.

6.	SERVICES & UTILITIES

6.1 Standard Services.

(a)	Standard Services Defined. “Standard Services” means:
(1)

Condenser water for the operation of heating, ventilation and air-conditioning (“HVAC”) equipment serving the Premises during Business Hours, to the extent reasonably required to comfortably use and occupy the Premises.

(2)	HVAC during Business hours to the extent reasonably required to comfortably use and occupy the interior Common Areas;
(3)	Tempered water from the public utility for use in Common Areas rest rooms, and for use in customary kitchen facilities that may be in the Premises;
(4)

Subject to §6.2, janitorial services to the Premises and interior Common Areas 5 days a week, except Holidays, to the extent customarily provided in office buildings in the San Francisco financial district and SOMA submarkets which are comparable in quality, location and prestige to the Building;

(5)	Access to the Premises (by at least 1 passenger elevator if not on the ground floor) 24 hours a day, 365 days per year;
(6)	Replacement of, and Labor to replace, fluorescent tubes and ballasts in Building Standard light fixtures in the Premises and in the Common Areas;
(7)	Building access control services;
(8)	Electricity from Landlord’s selected provider(s) for Common Areas lighting; and
(9)	Subject to §6.2, electricity from Landlord’s selected provider(s) for the provision of the following in and to the Premises:
(A)	Lighting,
(B)	Convenience outlets for the operation of customary office equipment, and
(C)	The operation of HVAC equipment;

provided, however, that the connected load for the uses under subsections (A) and (B) will not exceed 6 watts per USF of the Premises.

(b)

Standard Services Provided. During the Term, Landlord will provide the Standard Services to Tenant subject to Tenant’s obligations under §6.2. Except for those costs directly paid by Tenant pursuant to §6.2, the cost of the Standard Services will be included in Expenses. Landlord is not responsible for any inability to provide Standard Services due to either: a concentration of personnel or equipment in the Premises in excess of that customary for the general administrative office use; or Tenant’s use of equipment in the Premises that is not customary office equipment or has special cooling requirements.

6.2 Direct Charge for Electricity and Janitorial Services. Tenant will pay as Rent the costs incurred by Landlord to provide those Standard Services set forth in subsections (4) and (9) of §6.1(a) subject to the following:

(a)

Tenant’s total consumption of electricity in the Premises, including lighting, convenience outlets, and HVAC units, will be separately metered with Building Standard meters to be installed and maintained at Tenant’s cost and expense (and which will constitute part of the Leasehold Improvements and may be included as a Work Cost pursuant to the Work Letter). Landlord may, but will not be required to, install an energy management and billing system to read such meters and determine the cost incurred by Landlord of Tenant’s electrical usage (which system will be part of the Mechanical System) based upon any or all of the following, as applicable: (i) the actual cost per kilowatt to which Landlord is subject to charge by the utility providing service to the Building, as determined by Landlord’s energy management and billing system.

(b)

The charge to Tenant for janitorial services provided to Tenant as a part of Standard Services will be the product of (i) the USF of the Premises, and (ii) the cost per USF of janitorial services provided to tenanted premises of the Building as part of Standard Services (as opposed to costs incurred with respect to the Common Areas, which will be included in Expenses).

6.3 Additional Services. Landlord will provide utilities and services in excess of the Standard Services subject to the following:

(a)	HVAC. If Tenant requests condenser water for HVAC service to the Premises during non-Business Hours, Tenant will pay as Rent Landlord’s scheduled rate for this service.
(b)

Lighting. Landlord may elect to furnish non-Building Standard lamps, bulbs, ballasts, and starters that are part of the Leasehold improvements for purchase by Tenant at Landlord’s cost, plus Landlord’s standard administration fee. Landlord will install such items at Landlord’s scheduled rate for this service.

(c)

Other Utilities and Services. Tenant will pay as Rent the actual cost of utilities or services (other than those directly charged pursuant to §6.2, or delineated in subsections (a) and (b) of this §6.1) either used by Tenant or provided at Tenant’s request in excess of that provided as part of the Standard Services, plus Landlord’s standard administration fee. Tenant’s excess consumption may be estimated by Landlord unless either Landlord requires or Tenant elects to install Building Standard meters to measure Tenant’s consumption.

(d)

Additional Systems and Metering. Landlord may require Tenant, at Tenant’s expense, to upgrade or modify existing Mechanical Systems serving the Premises or the Leasehold Improvements to the extent necessary to meet Tenant’s excess requirements, including installation of Building Standard meters in addition to those meters required under §6.2(a) to measure the same.

6.4 Telecommunication Services. Tenant will contract directly with third party providers and will be solely responsible for paying for all telephone, data transmission, video and other telecommunication services (“Telecommunication Services”) subject to the following:

(a)

Providers. Each Telecommunication Services provider that does not already provide service to the Building shall be subject to Landlord’s approval, which Landlord may withhold in Landlord’s sole discretion. Without liability to Tenant, the license of any Telecommunication Services provider servicing the Building may be terminated under the terms of the license, or not renewed upon the expiration of the license.

(b)

Tenant’s Wiring. Landlord may, in its sole discretion, designate the location of all wires, cables, fibers, equipment, and connections (“Tenant’s Wiring”) for Tenant’s Telecommunication Services, restrict and control access to telephone cabinets and rooms. Tenant may not use or access the Base Building, Common Areas or roof for Tenant’s Wiring without Landlord’s prior written consent, which Landlord may withhold in Landlord’s sole discretion. Tenant’s Wiring will be subject to removal in accordance with §3.3.

(c)	No Beneficiaries. This §6.4 is solely for Tenant’s benefit, and no one else shall be considered a beneficiary of these provisions.

6.5 Special Circumstances. Without breaching this Lease or creating any liability on the part of Landlord, Landlord may interrupt, limit or discontinue any utility or services Landlord provides under this Article 6 under any of the following circumstances: (a) without notice, in an emergency; (b) with reasonable notice, to comply with laws; (c) with reasonable notice, to conform to voluntary government or industry guidelines; (d) with reasonable advance notice, to repair and maintain the Project under §7.2 (including scheduled annual Building-wide shutdowns; or (e) with reasonable notice, to modify, perform Renovations or improve the Project under §8.2. If as a result of any interruption, limitation or discontinuance of any utility or services under clause (c), (d) or (e) of this §6.5, the Premises are Untenantable (as defined in §10.1(a)) and Tenant does not actually use all or part of the Premises as a result thereof, then Tenant’s Rent will be abated to the same extent as if Untenantable due to damage or destruction, in the manner of and subject to the provisions of §10.2.

6.6 REIT Compliance. If Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by an independent contractor of Landlord, Landlord’s property manager, or a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager (each, a “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then at Landlord’s direction Tenant will pay the charge for such service either to Landlord for further payment to the Service Provider or directly to the Service Provider and, in either case (a) Landlord will credit such payment against any charge for such service made by Landlord to Tenant under this Lease, and (b) Tenant’s payment of the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such services.

7.	REPAIRS

7.1 Tenant’s Repairs. Except as provided in Articles 10 and 12 and subject to Article 11, during the Term Tenant shall, at Tenant’s cost, repair, maintain and replace, if necessary, the Leasehold Improvements and keep the Premises in the condition delivered to Tenant, subject to ordinary wear and tear and casualty. Tenant’s work under this §7.l must be (a) approved by Landlord before commencement, (b) supervised by Landlord at Tenant’s cost, if Landlord so reasonably requires, (c) performed in compliance with laws and Building rules and regulations, and (d) performed lien free and in a first-class manner with materials of at least Building Standard.

7.2 Landlord’s Repairs. Except as provided in Articles 10 and 12, during the Term Landlord shall repair, maintain and replace, if necessary, all parts of the Project that are not Tenant’s responsibility under §7.1, or any other tenant’s responsibility under their respective lease, and otherwise keep the Project in good order and condition according to the standards prevailing for comparable office buildings in the area in which the Building is located. Except in an emergency, Landlord will use commercially reasonable efforts to avoid disrupting the Use of the Premises in performing Landlord’s duties under this §7.2; however, Landlord will not be required to employ premium labor to perform any of Landlord’s duties under this §7.2. Tenant may not repair or maintain the Project on Landlord’s behalf or offset any Rent for any repair or maintenance of the Project that is undertaken by Tenant.

8.	ALTERATIONS

8.1 Alterations by Tenant. “Alterations” means any modifications, additions, or improvements to the Premises or Leasehold Improvements made by Tenant during the Term, including modifications to the Base Building or Common Areas required by law as a condition of performing the work. Alterations do not include work performed under a Work Letter that is part of this Lease. Alterations are made at Tenant’s sole cost and expense, subject to the following:

(a)

Consent Required. All Alterations that cost in excess of $20,000.00 or require a building permit from the applicable governmental agency shall require Landlord’s prior written consent; and if Landlord’s consent is not required pursuant to foregoing, then Tenant must submit written notice to Landlord of any such Alteration no less than 10 business days prior to the commencement of such Alteration. If a Design Problem exists, Landlord may withhold its consent in Landlord’s sole discretion; otherwise, Landlord will not unreasonably withhold, condition or delay its consent. Unless Tenant at the time of installation obtains Landlord’s prior written consent to remove the Alterations, then such Alterations will become part of the Premises to be tendered to Landlord on termination of the Lease. Landlord may require Tenant to remove Alterations and restore the Premises under §3.3 upon termination of this Lease if the Alterations are not customary Alterations for the Use and, if consent is required, Landlord requires such removal as a condition of Landlord’s consent.

(b)	Design Problem Defined. “Design Problem” means a condition that results, or will result, from work proposed, being performed or that has been completed that either:
(1)	Does not comply with laws;
(2)	Does not meet or exceed the Building Standard;
(3)	Exceeds the capacity, adversely affects, is incompatible with, or impairs Landlord’s ability to maintain, operate, alter, modify, or improve the Base Building;
(4)	Affects the exterior appearance of the Building or Common Areas;

(5)	Violates any agreement affecting the Project;
(6)	Costs more to demolish than Building Standard improvements;
(7)	Violates any insurance regulations or standards for a fire-resistive office building;
(8)

Locates any equipment, Tenant’s Wiring or Tenant’s Personal Property on the roof of the Building, in Common Areas or in telecommunication or electrical closets, except for connections of Tenant’s Wiring to service provided by Telecommunications Services providers; or

(9)	Causes a “work of visual art” (as defined in the Visual Artists Rights Act of 1990) to be incorporated into or made a part of the Building.
(c)

Performance of Alterations. Alterations shall be performed by Tenant in a good and workman-like manner according to plans and specifications approved by Landlord, if applicable. All Alterations shall comply with law and insurance requirements. Landlord’s designated contractors must perform Alterations affecting the Base Building or Mechanical Systems; and, all other work will be performed by qualified contractors that meet Landlord’s insurance requirements and are otherwise approved by Landlord. Promptly after completing Alterations, if applicable, Tenant will deliver to Landlord “as-built” CADD plans, proof of payment, a copy of the recorded notice of completion, and all unconditional lien releases.

(d)

Bonding. If requested by Landlord, before commencing Alterations requiring consent Tenant shall at Tenant’s cost obtain bonds, or deposit with Landlord other security acceptable to Landlord for the payment and completion of the Alterations. These bonds or other security shall be in form and amount acceptable to Landlord.

(e)

Alterations Fee. Tenant shall pay Landlord as Rent 3% of the total construction costs of the Alterations that are not cosmetic Alterations to cover review of Tenant’s plans and construction coordination by Landlord’s employees. In addition, Tenant shall reimburse Landlord for the actual cost that Landlord reasonably incurs to have engineers, architects, or other professional consultants review Tenant’s plans and work in progress, or inspect the completed Alterations.

8.2 Renovations. Landlord may modify, renovate, or improve the Project, including the granting of rights to other tenants to modify, renovate, or improve their respective premises and Common Areas serving their premises (“Renovations”) as Landlord deems appropriate; provided, that Renovations may not materially adversely impair Tenant’s access to the Premises from the Common Areas on a permanent basis and Landlord shall use commercially reasonable efforts to avoid disrupting Tenant’s Use of the Premises during Business Hours. Renovations may include demolishing or removing improvements, erecting scaffolding or other necessary structures, screening, limiting access to portions of the Project (or all of the Project, if required for safety reasons), and performing work that creates noise, dust, or debris. Provided that Landlord uses commercially reasonable efforts not to interfere with the conduct of business in the Premises for the Use during Business Hours, the performance of Renovations will not constitute a constructive eviction. Except as expressly provided elsewhere in this Lease, Renovations will not entitle Tenant to any abatement of Rent or damages for interference with Tenant’s business or the loss of use of any or all of the Premises. Landlord shall use commercially reasonable efforts to do the work permitted pursuant to this Section in a manner that will minimize, to the extent commercially practicable, the disruption of Tenant’s business in the Premises.

8.3 Liens and Disputes. With respect to Alterations undertaken by Tenant, Tenant will keep title to the Land and Building free of any liens concerning the Leasehold Improvements (other than with respect to Landlord’s Work pursuant to the Work Letter), Alterations, or Tenant’s Personal Property, and will promptly take whatever action is required to have any of these liens released and removed of record (including, as necessary, posting a bond or other deposit). To the extent legally permitted, each contract and subcontract for Alterations will provide that no lien attaches to or may be claimed against the Project. Tenant will indemnify Landlord for costs that Landlord reasonably incurs because of Tenant’s violation of this §8.3.

9.	INSURANCE

9.1 Tenant’s Insurance.

(a)

Tenant’s Coverage. Before taking possession of the Premises for any purpose (including construction of Tenant Improvements, if any) and during the Term, Tenant will provide and keep in force the following coverage:

(1)

Commercial general liability insurance insuring Tenant’s use and occupancy of the Premises and use of the Common Areas, and covering personal and bodily injury, death, and damage to others’ property of not less than the Liability Limit. Each of these policies shall include cross liability and severability of interests clauses, and be written on an occurrence, and not claims-made, basis. Each of these policies shall name Landlord, the Building property manager, each secured lender, and any other party reasonably designated by Landlord as an additional insured (“Additional Insured”).

(2)

All risk property insurance (including standard extended coverage endorsement perils, leakage from fire protective devices, and other water damage) covering the full replacement cost of the Leasehold improvements and Tenant’s Personal Property. Each of these policies shall name Landlord and each Additional Insured an additional insured to the extent of their interest in the Leasehold Improvements. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured.

(3)

Insurance covering the perils described in (2) for Tenant’s loss of income or insurable gross profits with a limit not less than Tenant’s annual Rent. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Landlord and each Additional Insured.

(4)	If any boiler or machinery is operated in the Premises, boiler and machinery insurance.
(5)	Insurance required by law, including workers’ compensation insurance.
(6)	Employers liability insurance with limits not less than $1 million.
(7)	Commercial automobile liability insurance covering all owned, hired, and non-owned vehicles with a combined single limit of not less than $1 million for each accident or person.
(8)

Insurance covering the Leasehold Improvements and Tenant’s Personal Property against loss or damage due to earthquake or difference in condition; provided, however, that Tenant may elect to self-insure this coverage. If Tenant does not elect to self-insure this coverage, then each of these policies shall name Landlord and each Additional Insured an additional insured to the extent of their interest in the Leasehold Improvements.

(b)

Insurers and Terms. Each policy required under (a) shall be written with insurance companies that are licensed to do business in the state in which the Building is located and have a rating of not less than A and a Financial Size Class of at least VIII by A.M. Best Company. The proceeds of policies providing coverage under subsection (a)(2) of this §9.1 will be payable to Landlord, Tenant and each Encumbrance holder as their interests may appear. Tenant will cooperate with Landlord in collecting any insurance proceeds that may be due in the event of loss, and Tenant will execute and deliver to Landlord proofs of loss and any other instruments that Landlord may require to recover such insurance proceeds.

(c)

Proof of Insurance. At least 10 days prior to the Commencement Date, and throughout the Term, Tenant will provide Landlord with certificates of insurance establishing that the coverage required under subsection (a) is in effect. Tenant will provide replacement certificates before any policy expires that the expiring policy has been renewed or replaced.

9.2 Landlord’s Insurance.

(a)	Landlord’s Coverage. During the Term, Landlord will provide and keep in force the following coverage:
(1)	Commercial general liability insurance.
(2)

All risk insurance (including standard extended coverage endorsement perils, leakage from fire protective devices, and other water damage) covering the Project improvements (excepting the Leasehold Improvements to be insured by Tenant). Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(3)

Insurance covering the perils described in (2) for Landlord’s loss of rental income or insurable gross profits. Each of these policies shall include a provision or endorsement in which the insurer waives its right of subrogation against Tenant.

(4)	Boiler and machinery insurance.
(5)	Other insurance that Landlord elects to maintain.

(b)	Terms. Each of the policies required under (a) will have those limits, deductibles, retentions and other terms that Landlord prudently determines.
10.	DAMAGE OR DESTRUCTION

10.1 Damage and Repair. If all or any part of the Project is damaged by fire or other casualty, then the parties will proceed as follows:

(a)

Landlord’s Estimates. Landlord will assess the damage to the Project (but not the Leasehold Improvements) and notify Tenant of Landlord’s reasonable estimate of the time required to substantially complete repairs and restoration of the Project (“Repair Estimate”) within 30 days after the date of the casualty. Landlord will also estimate the time that all or a portion of the Premises will be Untenantable (“Interruption Estimate”) within 30 days after the date of the casualty. “Untenantable” means that the Premises are not reasonably accessible or are unfit for the Use. Within 30 days after the later of the casualty, issuance of the Repair Estimate, issuance of the Interruption Estimate, or receipt of any denial of coverage or reservation of rights from Landlord’s insurer, each party may terminate the Lease by written notice to the other on the following conditions:

(1)	Landlord may elect to terminate this Lease if either:
(A)	The Repair Estimate exceeds 180 days, or
(B)	The damage or destruction occurs in the last 12 Months of the Term and the Repair Estimate exceeds 20% of the remaining Term; or
(C)

The repair and restoration is not fully covered by insurance maintained or required to be maintained by Landlord (subject only to those deductibles or retentions Landlord elected to maintain) or Landlord’s insurer denies coverage.

(2)

Tenant may elect to terminate this Lease if either (i) the Interruption Estimate exceeds 180 days, or (ii) the damage or destruction occurs in the last 12 Months of the Term and the Interruption Estimate exceeds 20% of the remaining Term.

(b)	Repairs. If neither party terminates the Lease under (a), then the Lease shall remain in full force and effect and the parties will proceed as follows:
(1)

Landlord will repair and restore the Project (but not Leasehold Improvements) to the condition existing prior to such damage, except for modifications required by law. Landlord will perform such work reasonably promptly, subject to delay for loss adjustment, delay caused by Tenant and Force Majeure.

(2)

Tenant will repair and restore the Leasehold Improvements reasonably promptly to the condition existing prior to such damage, but not less than then current Building Standards, except for modifications required by law.

(3)

Tenant may not terminate this Lease if the actual time to perform the repairs and restoration exceeds the Repair Estimate, or the actual interruption exceeds the Interruption Estimate. Notwithstanding the foregoing, if(A) either the actual time to perform the repairs and restoration to the Base Building and Leasehold Improvements exceeds the Repair Estimate by more than 60 days, or the actual interruption exceeds the Interruption Estimate by more than 60 days (each such period to be extended by any delay caused by Tenant), and (B) the total time which the Premises will be Untenantable will exceed 180 days, then Tenant may terminate this Lease upon 30 days’ prior written notice to Landlord; provided, however, that if the repairs and restoration are completed within said 30 day period, then this Lease will not be so terminated and will continue in full force and effect.

10.2 Rent Abatement. If as a result of the damage or destruction under §10.1 all or any part of the Premises becomes Untenantable and Tenant does not actually use the Untenantable part of the Premises, then Tenant’s Base Rent and Additional Rent for the Untenantable part of the Premises that Tenant does not actually use will be abated until the Untenantable part of the Premises becomes tenantable; however, Tenant will not be entitled to abatement of Base Rent and Additional Rent after that date (a) Landlord repairs and restores the Project to the extent necessary for Tenant to reasonably access and use the Premises for the Use, and (b) repair and restoration of the Leasehold Improvements would have been substantially complete if Tenant had performed its obligations under §10.1 (b )(2) diligently and in coordination with Landlord’s work. Tenant’s sole remedies against Landlord for damage or destruction of any part of the Project is abatement of Base Rent and Additional Rent under this §10.2 and/or termination of the Lease as provided in §10.1, and Landlord will not be liable to Tenant for any other amount, including damages to Tenant’s Personal Property, consequential damages, actual or constructive eviction, or abatement of any other item of Rent.

11.	INDEMNITY

11.1 Claims. “Claims” means any and all liabilities, losses, claims, demands, damages or expenses that are suffered or incurred by a party, including attorneys’ fees reasonably incurred by that party in the defense or enforcement of the rights of that party.

11.2 Landlord’s Waivers and Tenant’s Indemnity.

(a)

Landlord’s Waivers. Landlord waives any Claims against Tenant and its Affiliates for perils insured or required to be insured by Landlord under subsections (2) and (3) of §9.2(a), except to the extent caused by the willful misconduct of Tenant or its Affiliates but in no case will Tenant be liable for any special or consequential damages (including interruption of business, loss of income, or loss of opportunity).

(b)	Tenant’s Indemnity. Unless waived by Landlord under (a), Tenant will indemnify and defend Landlord and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	Any accident or occurrence in the Premises, except to the extent caused by Landlord’s or its Affiliates’ or contractors’ negligent or willful misconduct;
(2)	Tenant’s or its Affiliates’ or its contractors’ negligence or willful misconduct; or
(3)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Tenant in procuring this Lease.

11.3 Tenant’s Waivers and Landlord’s Indemnity,

(a)	Tenant’s Waivers. Tenant waives any Claims against Landlord and its Affiliates for:
(1)

Any peril insured or required to be insured by Tenant under subsections (2), (3) and (8) of §9.1(a), except to the extent caused by the willful misconduct of Landlord or its Affiliates, but in no case will Landlord be liable for any special or consequential damages (including interruption of business, loss of income, or loss of opportunity); or

(2)	Damage caused by any public utility, public work, other tenants or occupants of the Project, or persons other than Landlord or its Affiliates or contractors; or
(b)	Landlord’s Indemnity. Unless waived by Tenant under (a), Landlord will indemnify and defend Tenant and its Affiliates and hold each of them harmless from and against Claims arising from:
(1)	Landlord’s or its Affiliates’ or contractors’ negligence or willful misconduct; or
(2)	Any claim for commission or other compensation by any person other than the Brokers for services rendered to Landlord in procuring this Lease.

11.4 Affiliates Defined. “Affiliates” means with respect to a party (a) that party’s partners, co-members and joint venturers, (b) each corporation or other entity that is a parent or subsidiary of that party, (c) each corporation or other entity that is controlled by or under common control of a parent of such party, and (d) the directors, officers, employees and agents of that party and each person or entity described in subsections (a) through (c) of this §11.4.

11.5 Survival of Waivers and Indemnities. Landlord’s and Tenant’s waivers and indemnities under §11.2 and §11.3 will survive the expiration or early termination of this Lease.

12.	CONDEMNATION

12.1 Taking. “Taking” means acquiring of all or part of the Project for any public or quasi-public use by exercise of a right of eminent domain or under any other law, or any sale in lieu thereof. If a Taking occurs:

(a)	Total Taking. If because of a Taking substantially all of the Premises is untenantable for substantially all of the remaining Term, then the Lease terminates on the date of the Taking.

(b)

Partial Taking. If a Taking does not cause the Lease to be terminated under (a), then Landlord will restore (and alter, as necessary) the Premises to be tenantable, unless the Lease is terminated by either Landlord or Tenant under the following circumstances:

(1)	Landlord may terminate the Lease upon 60 days prior written notice to Tenant if Landlord reasonably determines that it is uneconomical to restore or alter the Premises to be tenantable.
(2)

Tenant may terminate the Lease upon 60 days prior written notice to Landlord if the Taking causes more than 20% of the Premises to be Untenantable for the remainder of the Term and Tenant cannot reasonably operate Tenant business for the Use in the remaining Premises.

(c)

If the Lease is not terminated under (a) or (b), the Rent payable by Tenant will be reduced for the term of the Taking based upon the RSF Premises rendered Untenantable by the Taking and that Tenant does not actually use.

12.2 Awards. Landlord is entitled to the entire award for any claim for a taking of any interest in this Lease or the Project, without deduction or offset for Tenant’s estate or interest; however, Tenant may make a claim for relocation expenses and damages to Tenant’s Personal Property and business to the extent that Tenant’s claim does not reduce Landlord’s award.

13.	TENANT TRANSFERS

13.1 Terms Defined.

(a)	Transfer Defined. “Transfer” means any:
(1)	Sublease of all or part of the Premises, or assignment, mortgage, hypothecation or other conveyance of an interest in this Lease;
(2)	Use of the Premises by anyone other than Tenant with Tenant’s consent;
(3)	Transfer of 51 % or more of Tenant’s assets, shares (excepting shares transferred in the normal course of public trading), membership interests, partnership interests or other ownership interests; or
(4)	Transfer of control of Tenant, subject to §13.3.(a) herein below.
(b)	Transferee Defined. “Transferee” means a party to whom a Transfer is proposed to be made or actually made in accordance with the provisions of this Lease.

13.2 Prohibited Transfers. Tenant may not enter into a Transfer or other agreement to use or occupy the Premises that provides for rent or other compensation based in whole or in part on the net income or profits from the business operated in the Premises. Tenant may not enter into a Transfer if the proposed Transferee is directly or indirectly related to the Landlord under §856, et seq. of the Internal Revenue Code of 1986 (as amended). Any such Transfers shall be considered null, void and of no force or effect.

13.3 Consent Not Required. Tenant may effect a Transfer to a Permitted Transferee (defined below) without Landlord’s prior consent and without application of §13.5, below, but with notice to Landlord given not later than the Permitted Transferee’s occupancy. “Permitted Transferee” means any person or entity that:

(a)

Either (1) controls, is controlled by, or is under common control with Tenant (for purposes hereof, “control” shall mean ownership of not less than 50% of all of the voting stock or legal and equitable interest in the entity in question), (2) results from the merger or consolidation of Tenant, or (3) acquires all or substantially all of the stock and/or assets of Tenant as a going concern;

(b)	Has a tangible net worth immediately following the Transfer not less than Tenant’s tangible net worth preceding the Transfer;
(e)	Will not, by occupying the Premises, cause Landlord to breach any other lease or other agreement affecting the Project; and
(d)	Is not named or listed as a Blocked Person.

13.4 Consent Required. Each proposed Transfer, other than any Transfer prohibited under § 13.2 or permitted under § 13.3, requires Landlord’s prior consent, in which case the parties will proceed as follows:

(a)

Tenant’s Notice. Tenant shall notify Landlord at least 30 days prior to the proposed Transfer of the name and address of the proposed Transferee and the proposed use of the Premises, and include in the notice the Transfer documents and copies of the proposed Transferee’s balance sheet and income statement for the most recent complete fiscal year.

(b)	Landlord’s Rights. Within 30 days after receipt of Tenant’s complete notice, Landlord may either:
(1)

If the proposed Transfer is either an assignment of this Lease a sublease of all of the Premises or any part of the Premises that will be separately demised and have its own entrance from the Common Areas and for substantially all of the remaining Term of the Lease, terminate this Lease as of the proposed Transfer date; provided, however, that there shall be no termination if Tenant rescinds its request within 5 days after receipt of Landlord’s election to terminate; or

(2)	Consent or deny consent to the proposed Transfer, provided that consent will not be unreasonably withheld if:
(A)	The proposed Transferee, in Landlord’s reasonable opinion, has the financial capacity to meet its obligations under the proposed Transfer;
(B)	The proposed use is consistent with the Use and will not cause Landlord to be in breach of any lease or other agreement affecting the Project;
(C)	The proposed Transferee is typical of tenants that directly lease premises in first-class office buildings;
(D)

The proposed Transferee is not an existing tenant or an Affiliate of an existing tenant, or a party with which Landlord is actively negotiating to lease space in the Building (or has, in the last 6 months, been actively negotiating to lease), unless Landlord does not have space in the Building to accommodate such tenant, Affiliate or party;

(E)	The proposed Transferee is not an agency of any government, a medical facility, or an entity with sovereign immunity;
(F)	Tenant is not in Default under this Lease;
(G)	The proposed Transferee is not named or listed as a Blocked Person; and
(c)

Compelling Consent. If Landlord does not consent to a Transfer, Tenant’s sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant may not terminate this Lease or seek monetary damages.

13.5 Payments to Landlord. Tenant will pay Landlord 50% of Transfer receipts that exceed Tenant’s Rent (on a per square foot basis); after Tenant is reimbursed for Tenant’s reasonable and customary out-of-pocket costs incurred in the Transfer, including attorneys’ fees, cost of improvements (or construction allowances) provided to the Transferee, Alterations, and broker commissions. Tenant shall pay Landlord a $500 review fee for each proposed Transfer requiring Landlord’s consent, excepting those in which Landlord exercises its rights under subsection (1) of §13.4(b).

13.6 Effect of Transfers. No Transfer releases Tenant or any guarantor of this Lease from any Lease obligation. Landlord’s acceptance of a payment from any person or entity other than Tenant that occupies the Premises does not waive Tenant’s obligations under this Article 13. If Tenant is in Default of this Lease, then Landlord may (a) proceed against Tenant without exhausting any remedies against any Transferee, and (b) by written notice to a Transferee, require such Transferee to pay directly to Landlord all consideration payable by Transferee to Tenant under the Transfer (which Landlord will apply against Tenant’s obligations under this Lease). Termination of this Lease for any reason will not result in a merger of the Lease and any sublease, each of which will be deemed terminated concurrently with this Lease unless Landlord elects by notice to a subtenant to assume their sublease, in which case the subtenant shall attorn to Landlord under the executory terms of the sublease.

14.	LANDLORD TRANSFERS

14.1 Landlord’s Transfer. Landlord’s right to transfer any interest in the Project or this Lease is not limited by this Lease. Upon any such transfer, Tenant will attorn to Landlord’s transferee and Landlord will be released from liability under this Lease, except for any Lease obligations accruing before the transfer that are not assumed by the transferee.

14.2 Subordination. This Lease is, and will at all times be, subject and subordinate to each ground lease, mortgage, deed to secure debt or deed of trust now or later encumbering the Building, including each renewal, modification, supplement, amendment, consolidation or replacement thereof (each, an “Encumbrance”). At Landlord’s request, Tenant will, without charge, promptly execute, acknowledge, and deliver to Landlord (or, at Landlord’s request, the Encumbrance holder) any instrument reasonably necessary to evidence this subordination Notwithstanding the foregoing, each Encumbrance holder may unilaterally elect to subordinate its Encumbrance to this Lease.

14.3 Attornment. Tenant will automatically attorn to any transferee of Landlord’s interest in the Project that succeeds Landlord by reason of a termination, foreclosure, or enforcement proceeding of an Encumbrance, or by delivery of a deed in lieu of any foreclosure or proceeding (a “Successor Landlord”). In this event, the Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms of this Lease, except that the Successor Landlord shall not be:

(a)	Liable for any obligation of Landlord under this Lease, or be subject to any counterclaim, defense or offset accruing before Successor Landlord succeeds to Landlord’s interest;
(b)	Bound by any modification or amendment of this Lease made without Successor Landlord’s consent,
(c)	Bound by any prepayment of more than one month’s Rent;
(d)	Obligated to return any security deposit or Letter of Credit (as applicable) not paid over to Successor Landlord, or
(e)	Obligated to perform any improvements to the Premises (or provide an allowance therefor).

Upon Successor Landlord’s request, Tenant will, without charge, promptly (i) execute, acknowledge, and deliver to Successor Landlord any instrument reasonably necessary required to evidence such attornment, and/or (ii) enter into a new lease with Successor Landlord on the same terms and conditions of this Lease that are applicable to the remainder of the Term.

14.4 Estoppel Certificate. Within 10 days after receipt of Landlord’s written request, Tenant (and each guarantor of the Lease and transferee of an interest in the Lease, including subtenants) will execute, acknowledge and deliver to Landlord a certificate upon which Landlord and each existing or prospective Encumbrance holder may rely confirming the following (or whether any exceptions exist to the following):

(a)	The Commencement Date and Expiration Date;
(b)	The documents that constitute the Lease, and that the Lease is unmodified and in full force and effect;
(c)	The date through which Base Rent, Additional Rent, and other Rent has been paid;
(d)	That, to Tenant’s actual knowledge neither Landlord nor Tenant is in Default;
(e)	That, to Tenant’s actual knowledge, Landlord has satisfied all Lease obligations to improve the Premises (or provide Tenant an allowance therefor) and Tenant has accepted the Premises;
(f)	That, unless the Premises have been sublet, Tenant solely occupies the Premises; and
(g)	Such other matters concerning this Lease or Tenant’s occupancy that Landlord may reasonably require.
15.	DEFAULT AND REMEDIES

15.1 Tenant’s Default and Remedies.

(a)	Tenant will be in “Default” of this Lease if Tenant either:
(1)	Fails to pay Rent when due, and the failure continues for 7 days after Landlord notifies Tenant of this failure under §17.2 (Tenant waiving any other notice that may be required by law);
(2)	Fails to perform a non-monetary Lease obligation of Tenant and the failure continues for 30 days after Landlord notifies Tenant of this failure, but:
(A)	In an emergency Landlord may require Tenant to perform this obligation in a reasonable time of less than 30 days, or
(B)

If it will reasonably take more than 30 days to perform this obligation, then Tenant will have a reasonable time to perform this obligation, but only if Tenant commences performing this obligation within 30 days after Landlord notifies Tenant of this failure;

(3)	Consummates a Transfer that violates Article 13;
(4)	Fails, within 15 days after it occurs, to discharge any attachment or levy on Tenant’s interest in this Lease;
(5)

Fails, within 60 days after it occurs, to have vacated or dismissed any appointment of a receiver or trustee of Tenant’s assets (or any Lease guarantor’s assets), or any voluntary or involuntary bankruptcy or assignment for the benefit of Tenant’s creditors (or any Lease guarantor’s creditors); or

(6)	Is listed or named as a Blocked Person, or acts directly or indirectly for or on behalf of any Blocked Person in connection with this Lease.

(b)	If Tenant is in Default, Landlord may, without prejudice to the exercise of any other remedy, exercise any remedy available under law, including those described below:
(1)

Landlord has the remedy described in California Civil Code §1951.4. Landlord may continue this Lease in effect after Tenant’s breach and abandonment (until Landlord terminates Tenant’s right to possess the Premises under (2), below) and recover Rent as it becomes due. If Landlord elects this remedy, any Transfer Tenant proposes will be subject only to reasonable limitations.

(2)

Landlord has the remedy described in California Civil Code §1951.2. If Tenant breaches the Lease and abandons the Premises before the end of the Term, or Tenant’s right to possession is terminated by Landlord as a result of a Default, then Landlord may recover from Tenant all of the following:

(A)

The worth at the time of award (computed by allowing interest at the rate in (3), below, on amounts due prior to award, and discounting amounts due after award at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%) of:

(i)	The unpaid Rent earned as of termination
(ii)	The amount that the unpaid Rent earned after termination to the date of award exceeds the rental loss that Tenant proves could have been reasonably avoided; and
(iii)	The amount that the unpaid Rent for the balance of the Term after the date of award exceeds the rental loss that Tenant proves could have been reasonably avoided; and
(B)

Any other amount necessary to compensate Landlord for damage caused by Tenant’s failure to observe this Lease (or Which, in the ordinary course of things would be likely to result therefrom, including costs of obtaining mitigating rental income, such as excused rent, brokerage commissions, improvements, lease takeovers, cash payments, advertising, and moving costs).

(3)	For any amounts owed under (1) or (2), recover interest at the greater of the interest rate permitted under law or l0% (“Default Rate”) from the date each amount is due until paid by Tenant.

15.2 Landlord’s Default and Remedies.

(a)

Landlord will be in “Default” of this Lease if Landlord fails to perform any Lease obligation of Landlord and this failure continues for 20 days after Tenant notifies Landlord of such failure, or such longer period of time as is reasonable if more than 20 days is reasonably required to perform this obligation if performance commences within this 20-day period and is diligently prosecuted to completion.

(b)	If Landlord is in Default, then Tenant may exercise any remedy available under law that is not waived or limited under this Lease, subject to the following:
(1)

Tenant may not terminate this Lease due to any Landlord Default until Tenant notifies each Encumbrance holder identified by Landlord to Tenant and each Encumbrance holder is provided a reasonable opportunity to gain legal possession of the Project and, after gaining possession, cure the Default.

(2)	Landlord’s liability under this Lease is limited to Landlord’s interest in the Building.
(3)	No liability under this Lease is assumed by Landlord’s Affiliates.

15.4 Enforcement Costs. If Landlord or Tenant brings any action against the other to enforce or interpret any provision of this Lease (including any claim in a bankruptcy or an assignment for the benefit of creditors), the prevailing party will be entitled to recover from the other reasonable costs and attorneys’ fees incurred in such action.

15.5 Jury Trial. Landlord and Tenant each waive trial by jury in any action, proceeding, or counterclaim brought by either party against the other concerning any matter related to this Lease.

15.6 Force Majeure. “Force Majeure” means any cause or event beyond both Landlord’s and Tenant’s reasonable control, including any act of God, government act or restriction, labor disturbance, general shortage of materials or supplies, riot, insurrection, or act of war or terrorism. Force Majeure excuses a party from performing any non-monetary Lease obligation for a commercially reasonable time.

16.	LETTER OF CREDIT; FINANCIAL STATEMENTS

16.1 Delivery of Letter of Credit. Tenant shall deliver to Landlord, as protection for all losses and damages to which Landlord is entitled under applicable law that result from any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”) naming Landlord as beneficiary, substantially in the form attached hereto as Exhibit E, and otherwise meeting the following requirements:

(a)

Tenant shall provide the Letter of Credit to Landlord on or before the date that is 3 business days after full execution and delivery of this Lease to both Landlord and Tenant. Notwithstanding anything to the contrary contained in this Lease, prior to Tenant’s delivery of the Letter of Credit, Landlord shall have no obligation to commence Landlord’s Work, and the failure of Tenant to provide the Letter of Credit to Landlord when required under this subsection (a) shall be a Tenant Delay.

(b)

The Letter of Credit shall be issued by a solvent, nationally recognized bank (the “Bank”) with a long term debt rating by Standard & Poors of not less than A, and shall initially be in the LC Amount specified in §1.1 (I), and shall be subject to reduction as follows:

(1)	Effective on the first day of Month 25 of the Term, the LC Amount will be reduced to $231,962.64;
(2)	Effective on the first day of Month 37 of the Term, the LC Amount will be reduced to $193,302.20;
(3)	Effective on the first day of Month 49 of the Term, the LC Amount will be reduced to $154,641.76;
(4)	Effective on the first day of Month 61 of the Term, the LC Amount will be reduced to $115,981.32.
(5)	Effective on the first day of Month 73 of the Term, the LC Amount will be reduced to $77,320.88.
(6)	Effective on the first day of Month 85 of the Term, the LC Amount will be reduced to $38,660.44.
(c)

The Letter of Credit shall be maintained in effect, whether through renewal or extension, for the period from the date of Tenant’s execution of this Lease to a date 60 days after the Expiration Date of this Lease (the “LC Expiration Date”). If the Letter of Credit held by Landlord expires prior to the LC Expiration Date, then Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least 60 days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord.

(d)

The Letter of Credit shall provide that Landlord, and each of its successors and assigns, may at any time and without Tenant’s consent, transfer one or more times all of its interest in and to the Letter of Credit to a successor to Landlord’s interest in this Lease. Landlord will give Tenant notice of any such assignment of the Letter of Credit. In the event of a transfer of Landlord’s interest in the Building by Landlord, or any of its successors and assigns, such party shall transfer the Letter of Credit to the transferee of such interest and thereupon the transferring party shall, without Tenant’s consent, be released by Tenant from all subsequent liability with respect to the Letter of Credit. In connection with any such transfer of the Letter of Credit by Landlord, or any of its successors and assigns, Tenant shall (i) without charge to Landlord execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and (ii) pay the Bank’s transfer and processing fees in connection each such transfer.

(e)

The Letter of Credit shall be presentable at sight at a location within a major city in the continental United States, permit partial draws, and permit multiple presentations and draws. The Letter of Credit may not contain any provision or condition (i) that requires the Landlord to make any representations to the Bank as to the basis for draw set forth in §16.2, (ii) under which the Bank may determine whether any condition for draw set forth in §16.2, below, has occurred, or (iii) permits the Bank to dishonor any draw because of the existence of any dispute between Landlord and Tenant.

(f)

Subject to the foregoing requirements, the Letter of Credit shall be subject to the Uniform Customs and Practices for Documentary Credits (2007-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.

16.2 Drawing Upon the Letter of Credit. Landlord may (by and through its managing agent) draw down an amount up to the face amount of the Letter of Credit if any of the following occurs:

(a)	Tenant is in Default of any monetary obligation under this Lease; or
(b)	A receiver or trustee of Tenant’s assets is appointed, or any voluntary or involuntary bankruptcy is filed by or against Tenant, or Tenant makes any assignment for the benefit of Tenant’s creditor; or
(c)

The Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date and an acceptable replacement Letter of Credit is not provided by Tenant to Landlord at least 60 days prior to the expiration of the Letter of Credit then held by Landlord.

For purposes of Landlord’s right to draw upon the Letter of Credit, the occurrences described in subsections (b) and (c), above, shall, notwithstanding anything to the contrary contained in this Lease, not require any prior notice of default or opportunity to cure.

16.3 Restoration of Amount. If, as a result of any draw by Landlord upon the Letter of Credit, the amount of the Letter of Credit is less than the LC Amount, then Tenant shall within 10 business days after receipt of written notice from Landlord provide Landlord with additional Letter of Credit in an amount equal to the deficiency. Tenant’s failure to comply with its obligations under this § 16.3 shall, notwithstanding anything to the contrary contained in this Lease, constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).

16.4 General Provisions.

(a)	Tenant may not assign or encumber the Letter of Credit or any part thereof, and neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance.
(b)	Landlord shall not be required to segregate the proceeds of the Letter of Credit from Landlord’s other assets.
(c)

Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the Letter of Credit on the terms and conditions described in this Article 16, upon the occurrence of any Default on the part of Tenant under this Lease.

(d)

The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, or limit any recovery under law to which Landlord may be entitled. Landlord is not required to first proceed against the Letter of Credit.

(e)

Tenant shall not interfere in any way with the Bank’s obligation to pay to Landlord any proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the Bank’s failing to honor a drawing upon such Letter of Credit in a timely manner. Notwithstanding the foregoing, nothing herein shall be deemed to prevent Tenant from seeking order for injunctive relief against Landlord (but not the Bank) prohibiting Landlord from presenting the Letter of Credit to the Bank.

(f)

The Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, and Tenant is not a third party beneficiary of such contract. Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof. If Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant (or its bankruptcy estate) nor any trustee thereof shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

(g)

Neither Landlord nor Tenant intends, and in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof constitute a “security deposit” within the meaning of California Civil Code § 1950.7, or otherwise be subject to the terms of such section or any other law, rule or regulations applicable to security deposits in the commercial context, and each party waives any and all rights, duties and obligations that the other party may now or, in the future, relating to or arising from the application of any such laws.

16.5 Financial Statements. Unless Tenant is a public company traded on a major stock exchange in the United States, Landlord may from time to time (but nor more often than once each Year) require Tenant to furnish Landlord with an certified financial statement covering the preceding Year and a certified financial statement covering each completed quarter of the current Year for which a statement is reasonably available, and Landlord shall keep such financial statements strictly confidential. All financial statements furnished Landlord will be prepared according to generally accepted accounting principles, consistently applied.

17.	MISCELLANEOUS

17.1 Rules and Regulations. Tenant will comply with the Rules and Regulations attached as Exhibit B. Landlord may reasonably modify or add to the Rules and Regulations upon notice to Tenant. If the Rules and Regulations conflict with this Lease, the Lease shall govern.

17.2 Notice. Notice to Landlord must be given to Landlord’s Notice Addresses. Notice to Tenant must be given to Tenant’s Notice Addresses. By notice to the other, either party may change its Notice Address. Each notice must be in writing and will be validly given if either: (a) the notice is personally delivered and receipt is acknowledged in writing; (b) the notice is delivered by a nationally recognized overnight courier service (e.g., FedEx) and receipt is acknowledged in writing. If the party to receive notice fails or refuses to accept delivery or acknowledge receipt of the notice in writing, then notice may be validly given by mailing the notice first-class, certified or registered mail, postage prepaid, and the notice will be deemed received by such party 2 business days after the notice’s deposit in the U.S. Mail.

17.3 Relocation. Landlord may relocate Tenant to other premises in the Building (“Replacement Premises”) upon not less than 60-days’ notice (the “Relocation Notice”), provided that the Replacement Premises (i) is the same size or bigger than the Premises as of the date of Relocation Notice, (ii) will have the same finishes, number of offices, conference rooms and amenities as the Premises as of the date of the Relocation Notice, and (iii) has all or a portion thereof that faces Market Street. The Base Rent and the Additional Rent for the Replacement Premises shall be the same amount of the monthly Base Rent and Additional Rent paid for the Premises pursuant to this lease, including any scheduled increases, regardless if the Relocation Premises is larger than the Premises. If Landlord elects to relocate Tenant under this § 17.3, then Landlord will, at Landlord’s cost, construct Leasehold improvements in the Replacement Premises of comparable quality to those existing in the Premises, move Tenant’s personal property from the Premises to the Replacement Premises over a single-weekend, relocate Tenant’s existing telephone, computer systems and other IT and cabling systems, and replace up to $500 of any in-stock stationery identifying the Premises. Landlord may not relocate Tenant to other premises in the Building during the last 12 months of the Term.

17.4 Building Name and Image. Tenant shall not use the Building’s name for any purpose other than Tenant’s address. Landlord may change the name of the Building without any obligation or liability to Tenant. Tenant may not use any image of the Building without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.

17.5 Entire Agreement. This Lease is deemed integrated and contains all of each party’s representations, waivers, and obligations. The parties may only modify or amend this Lease in a writing that is fully executed by, and delivered to each party.

17.6 Successors. Unless provided to the contrary elsewhere in this Lease, this Lease binds and inures to the benefit of each party’s heirs, successors, and permissible assignees.

17.7 No Waiver. A party’s waiver of a breach of this Lease will not be considered a waiver of any other breach. No custom or practice that develops between the parties will prevent either party from requiring strict performance of the terms of this Lease. No Lease provision or act of a party creates any relationship between the parties other than that of landlord and tenant.

17.8 Independent Covenants. The covenants of this Lease are independent. A court’s declaration that any part of this Lease is invalid, void or illegal will not impair or invalidate the remaining parts of this Lease, which will remain in full force and effect.

17.9 Captions. The use of captions, headings, boldface, italics, or underlining is for convenience only, and will not affect the interpretation of this Lease.

17.10 Authority. Individuals signing this Lease on behalf of either party represent and warrant that they are authorized to bind that party.

17.11 Applicable Law. The laws of California govern this Lease. In any action brought under this Lease, Tenant submits to the jurisdiction of the courts of the State of California, and to venue in the County of San Francisco.

17.12 Confidentiality. Tenant will not record this Lease or a memorandum of this Lease without Landlord’s written consent. Tenant will keep the terms of this Lease confidential and, unless required by law, may not disclose the terms of this Lease to anyone other than Tenant’s Affiliates, its agents and advisors and prospective lenders, investors, purchasers, assignees and sublessees to the extent necessary to Tenant’s business.

17.13 Reasonableness. Tenant’s sole remedy for any claim against Landlord that Landlord has unreasonably withheld or unreasonably delayed any consent or approval shall be an action for injunctive or declaratory relief.

17.14 Time. Time of the essence as to all provisions in this Lease in which time is a factor.

17.15 Quiet Enjoyment. So long as Tenant is not in Default and subject to the terms of this Lease, Tenant may peacefully and quietly enjoy the Premises for the Term under the terms of this Lease. Landlord will not be liable for any interference with Tenant’s peaceful and quiet enjoyment of the Premises and use of the Common Areas that is caused by anyone other than Landlord or its Affiliates.

17.16 Landlord’s Entry. Landlord may enter the Premises at all reasonable hours to perform its obligations under this Lease. During the last 12 months of the Term, upon 12 hours’ prior notice and provided that an employee of Tenant accompanies Landlord and such prospective tenants, Landlord may enter the Premises with reasonable prior notice to Tenant to show the Premises to prospective tenants. Tenant will endeavor to makes its employees available to accompany Landlord and such prospective tenants during such showings.

17.17 Exhibits. The Exhibits attached to this Lease are part of this Lease. If any exhibit is inconsistent with the body of this Lease, then the provisions of the body of this Lease will govern.

18.	BROKERS

18.1 Agency. Pursuant to California Civil Code §2079.17, with respect to the transaction set forth in this Lease, Landlord and Tenant confirm the following:

(a)	T3 Advisors is the agent of the Buyer (i.e., Tenant) exclusively.
(b)	Brookfield Properties Management (CA) Inc. and Jones Lang LaSalle are, collectively, the agent of the Seller (i.e., the Landlord) exclusively.

18.2 Brokers. Landlord and Tenant each represent to the other that no broker other than Brokers represented Tenant or Landlord, respectively, or is entitled to a commission for services provided to Tenant or Landlord with respect to the transaction set forth in this Lease. Landlord will pay the Brokers’ commissions in accordance with separate agreements between Landlord and each of the Brokers

19.	TENANT’S SECURITY SYSTEM

19.1 Right to Install. Subject to Landlord’s approval (whic11 may account for Landlord’s policies and protocols), Tenant may install, maintain and repair, at its sale expense, a security system within the Premises (“Tenant’s Security System”). Tenant’s Security System and any components thereof shall be Tenant’s personal property and removed from the Premises at the expiration of the Term. Tenant acknowledges that Landlord does n01 represent or warrant the suitability of Tenan1’sSecurity System for Tenant’s use thereof and Landlord will not be responsible for monitoring, responding to security breaches, repairing, or damage associated with Tenant’s Security System. Tenant’s Security System shall be separate and apart from any security sys1em installed by Landlord for the Building (“Landlord’s Security System”) and Tenant’s Security System will not interfere in any manner with Landlord’s Security System. Tenant will insure that Landlord will have access to the Premises in accordance with this. Lease to perform its obligations under the Lease notwithstanding such Tenant’s Security System.

Landlord And Tenant Execute This Lease AS Follows:

Imprivata, Inc.		BOP 685 Market LLC

By:	/s/ John F. Milton	By:	/s/ John R. Barganski
Print:	John F. Milton	Print:	John R. Barganski
Title:	VP and General Counsel	Title:	Senior Vice President, Leasing

By:		By:	/s/ Mark C. Phillips
Print:		Print:	Mark C. Phillips
Title:		Title:	Senior Vice President, Regional Counsel

EXHIBIT A – LOCATION OF PREMISES

685 Market Street • San Francisco, California

Suite 500

A-1

EXHIBIT B -RULES & REGULATIONS

685 Market Street • San Francisco, California

Suite 500

1. Rules Applied. These Rules and Regulations apply equally to Tenant’s Affiliates, Transferees and others permitted by Tenant to access, use, or occupy the Premises.

2. Right to Exclude. Landlord may require that Tenant, its Affiliates, and guests comply with each reasonable security measure that Landlord may establish as a condition entry to the Premises, Building, or Project. These measures may include submitting to a search by persons or devices employed by Landlord, presenting an identification card or pass issued by the government, Landlord, or both, being announced to Tenant and accepted as a visitor by Tenant, and signing a register on entry and exit. Any person who cannot comply with these requirements may be excluded from the Project. If Landlord requires a Building pass issued by Landlord as a condition of entry to the Premises, Building, or Project, Landlord will furnish a Building pass to all persons reasonably designated by Tenant in writing. Landlord may exclude or expel from the Project any person who, in Landlord’s reasonable opinion, is intoxicated or under the influence of alcohol or drugs.

3. Obstructions. Tenant will not cause the Common Areas, or sidewalks or driveways outside the Building to be obstructed. Landlord may, at Tenant’s expense, remove any such obstruction without prior notice to Tenant.

4. Trash. Tenant may not litter. Tenant will reasonably participate in Landlord’s recycling program. Tenant will place trash in proper receptacles in the Premises provided by Tenant at Tenant’s cost, or in Building receptacles designated by Landlord for removal by Landlord; however, Tenant, at Tenant’s cost, will be responsible for removing trash that results from large move-ins or deliveries.

5. Public Safety. Tenant will not throw anything out of doors, windows, or skylights, down passageways or over walls. Tenant will not use any fire exits or stairways in the Building except in case of emergency. Firearms, weapons, explosives, flammable materials and other hazardous liquids and materials may not be brought into or stored in the Premises, Building, or Project without the prior written consent of Landlord, which Landlord may withhold or condition in Landlord’s sole discretion, except reasonable quantities of customary office and cleaning supplies. Tenant must comply with all life safety programs established by Landlord or required by law and use commercially reasonable efforts to cause each of Tenant’s employees, invitees and guests to likewise comply, including participation in drills. Tenant will provide Landlord with the names and telephone numbers of representatives of Tenant that may be contacted in an emergency, and of all changes in personnel that may access the Premises.

6. Keys, Access Cards, and Locks. Landlord may from time to time install and change locks on entrances to the Project, Building, Common Areas, or Premises, and will provide Tenant a number of keys to meet Tenant’s reasonable requirements. Additional keys will be furnished by Landlord at Tenant’s cost. At the end of the Term, Tenant will promptly return to Landlord all keys for the Building and Premises issued by Landlord to Tenant. Unless Tenant obtains Landlord’s prior written consent, Tenant will not add any locks or change existing locks on any door to the Premises, or in or about the Premises. If with Landlord’s consent, Tenant installs any lock incompatible with the Building master locking system, Tenant will: relieve Landlord of each Lease obligation that requires access to each affected area; indemnify Landlord against any Claim resulting from forced entry to each affected area in an emergency; and, at the end of the Term, remove each incompatible lock and replace it with a Building Standard lock at Tenant’s expense.

7. Aesthetics. Unless Tenant obtains Landlord’s prior written consent (which may be withheld in Landlord’s sole discretion), Tenant may not:

(a)	Attach any awnings, signs, displays, or projections to either the outside walls or windows of the Building, or to any part of the Premises visible from outside the Premises;
(b)	Hang any non-Building Standard curtains, blinds, shades, or screens in any window or door of the Premises;
(c)	Coat or sunscreen the interior or exterior of any windows; or
(d)	Place any objects on windowsills.

8. Directories and Signs. Tenant may list 1 trade name and suite number in each Building-wide directory in the Building’s main lobby. Tenant will keep all listings accurate and current. Tenant may install 1 Building Standard tenant identification sign containing Tenant’s trade name and suite number at the entrance to each separately demised suite leased by Tenant. Tenant will reimburse Landlord for the cost of all future signage and above Building Standard sign age (subject to Landlord’s approval) requested by Tenant and installed by Landlord, plus Landlord’s standard administration fee. Except as provided in this paragraph or elsewhere in the Lease, Tenant may not install any signs outside the Premises.

9. HVAC Operation. Tenant will not obstruct the HVAC convectors or diffusers, or adjust or interfere with the HVAC system. Tenant will assist the HVAC system in maintaining comfort in the Premises by drawing shades, blinds and other window coverings in the Premises as may be reasonably required. Tenant may not use any method of heating or cooling the Premises other than that supplied by Landlord.

10. Plumbing. Tenant will use plumbing fixtures only for the purpose for which they are constructed. Tenant will reimburse Landlord for any damage caused by Tenant’s misuse of plumbing fixtures. Tenant will promptly advise Landlord of any damage, defects or breakage of plumbing, electrical fixtures or HVAC equipment of which Tenant has knowledge. Tenant may not dispose of liquids, materials or substances (including coffee grounds) that may damage plumbing in any rest rooms, kitchen sinks, water closets, or other plumbing fixtures serving the Premises or Building, and shall be responsible for the cost of repairs caused by any misuse or neglect of such fixtures.

11. Equipment Location. Landlord may specify the location of any of Tenant’s Business machines, mechanical equipment, or other property that are unusually heavy, may damage the Building, or may cause vibration, noise, or annoyance to other tenants. Tenant will reimburse Landlord for any professional engineering certification or assistance reasonably required to determine the location of these items.

12. Bicycles. Tenant may not bring bicycles, scooters, or other means of personal conveyance (other than medically prescribed devices for use by the physically impaired) into the Building or Premises, and such devices must be parked in areas designated by Landlord.

13. Animals. Tenant may not keep in or bring into the Building or Premises any fish, birds, or animals, except assistance animals that are permitted and identified in accordance with law.

14. Carpet Protection. To protect carpeting in the Premises, Tenant will, at its own expense, install and maintain pads to protect the carpet under al1 chairs having castors other than carpet castors.

15. Elevators. Any use of the passenger elevators for purposes other than normal passenger use (such as moving to or from the Building or delivering freight), whether during or after Business Hours, must be scheduled through the office of the Property Manager. Tenant will reimburse Landlord for any extra costs incurred by Landlord in connection with any such non-passenger use of the elevators.

16. Moving and Deliveries. Moving of Tenant’s Personal Property and deliveries of materials and supplies to the Premises must be made during the times and through the entrances, elevators, and corridors reasonably designated by Landlord. Moving and deliveries may not be made through any of the main entrances to the Building without Landlord’s prior permission. Any hand truck or other conveyance used in the Common Areas must be equipped with rubber tires and rubber side guards to prevent damage to the Building and its property. Tenant will promptly reimburse Landlord for the cost of repairing any damage to the Building or its property caused by any person making deliveries to the Premises.

17. Solicitation. Canvassing, soliciting and peddling in the Building are prohibited and Tenant will cooperate in preventing the same. Tenant may not post any notices, or distribute any advertisements or handbills outside the Premises.

18. Food and Vending Machines. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve, or distribute food in or around the Project. Except as may be specified in the Lease or on construction drawings for the Premises approved by Landlord, and except for microwave cooking, Tenant will not use the Premises for preparing or dispensing food, or soliciting of orders for sale, serving or distribution of food without the prior written approval of Landlord. Tenant may not place any vending machine or dispensing machine in the Premises without Landlord’s prior written consent.

19. Pest Control. At Tenant’s sole cost and expense, Tenant must keep the Premises free of insects, rodents, vermin and other pests and to keep insects, rodents, vermin, and other pests from infesting the Premises, other premises, and Common Areas. Tenant will use a pest control service that is approved by Landlord to perform work in the Building and, if Landlord requests coordinate Tenant’s pest control efforts with Landlord. Tenant will comply with all requirements of law to post warnings in the Premises concerning the use of insecticides and other chemicals for pest control, and post in the Premises or distribute to occupants of the Premises any warnings provided by Landlord to Tenant concerning Landlord’s pest control efforts. If Tenant fails or refuses to comply with this paragraph, then Landlord may provide pest control services to the Premises at Tenant’s cost and expense, plus Landlord’s standard administration fee; however, Landlord’s performance of pest control on Tenant’s behalf does not release Tenant from any obligation under this paragraph.

20. Work Orders and Service Requests. Only authorized representatives of Tenant may request services or work on behalf of Tenant. Tenant may not request that Building employees perform any work outside of their duties assigned by Landlord.

21. Smoking. Neither Tenant nor its Affiliates shall smoke or permit smoking in any part of the Project in which Landlord, in Landlord’s sole discretion, prohibits smoking. Landlord may designate the entire Project a no-smoking area, excepting areas in which Landlord, in Landlord’s sole discretion, permits smoking.

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EXHIBIT C -NOTICE OF LEASE TERM

685 Market Street • San Francisco, California

Suite 500

This NOTICE OF LEASE TERM (this “NLT”) dated                 is made by and between                                ("Tenant”) and BOP 685 Market LLC, a Delaware limited liability company (“Landlord”), with respect to that certain Lease dated                                (the “Lease”), concerning premises located at 685 Market Street, San Francisco, California (the “Building”). Except for those terms defined in this NLT, capitalized terms have the meanings attributed to them in the Lease.

Pursuant to the Lease, Tenant has agreed to lease from Landlord Suite          (the “Subject Premises”) in the Building. In accordance with the Lease, Landlord and Tenant certify and confirm the following with respect to the Subject Premises:

(a)	The Commencement Date is .
(b)	The Expiration Date is .

Landlord and Tenant execute this NLT as follows:

C-1

EXHIBIT D - WORK LETTER

685 Market Street • San Francisco, California

Suite 500

This Work Letter is part of the Lease. All capitalized terms not defined in this Work Letter have the same meaning provided in the Lease.

1.	CONSTRUCTION REPRESENTATIVES

1.1 Landlord’s Director of Construction or Senior Project Manager of Landlord’s Construction Department (“Landlord’s Representative”) will represent Landlord in connection with Landlord’s duties under this Work Letter.

1.2 Tenant will designate an individual (“Tenant’s Representative”) to represent Tenant in connection with Tenant’s duties under this Work Letter.

1.3 Landlord’s Representative and Tenant’s Representative will communicate with each other concerning matters covered by this Work Letter. Either party may change its representative by giving written notice to the other.

2.	AS-IS CONDITION

2.1 Except for Landlord’s obligation to furnish the Construction Allowance and Perform Landlord’s Work in accordance with this Work Letter, Tenant accepts the Premises and Leasehold Improvements in their as-is condition and Landlord will have no obligation to improve the Premises, Common Areas or Building, or provide Tenant with any allowance to do so.

2.2 Notwithstanding anything to the contrary contained in §2.1, Landlord shall, at Landlord’s cost and expense (and not as a Work Cost), perform such improvements to the Common Areas on the floors on which the Premises are located as may be required by governing entities as a condition of approval of Tenant’s Work and/or Tenant’s occupancy of the Premises (“Landlord’s Compliance Work”); provided, however, that if such Landlord’s Compliance Work is required as a result of any item of Tenant’s Work is that is not a customary improvement for office use, then Tenant shall reimburse Landlord for the cost of such Landlord’s Compliance Work as a Work Cost.

3.	LANDLORD’S WORK

3.1 All work shown on the finalized and fully-approved Construction Drawings (as may be amended by approved Change Orders), or otherwise required as a condition of obtaining permits, approvals and certificates from governing authorities necessary for construction of the work and Tenant’s use and occupancy of the Premises (“Landlord’s Work”), will be performed and constructed by Landlord in accordance with the provisions of this Work Letter and the Lease, as amended by the Amendment.

3.2 Landlord’s Work will be performed, constructed, installed, inspected and supervised in a good and workmanlike manner, in compliance with all laws enacted as of the Commencement Date and otherwise in accordance with the provisions of this Work Letter. Landlord’s Work will conform to the Construction Drawings (as may be amended by approved Change Orders).

4.	CONSTRUCTION SCHEDULE AND DELAY

4.1 Landlord and Tenant will complete the tasks on the following schedule (the “Construction Schedule”) for which they are responsible, by the dates or within the periods set forth:

Task	Party Responsible	Date Due
Submit Tenant-Approved Construction Drawings and Specify Building Standard Finishes to Landlord	Tenant	28 calendar days after the Date

4.2 “Tenant Delay” means any delay in the Substantial Completion of Landlord’s Work caused by Tenant’s act or failure to act, including, without limitation: the failure to complete any item of Tenant’s Work upon which Landlord’s Work is dependent in accordance with the approved Construction Schedule; Change Orders required by Tenant; specification of a material, finish or installation that is unavailable or has a lead time exceeding that of comparable products; and failure to cooperate with government authorities having jurisdiction over Landlord’s Work.

4.3 “Landlord Delay” means any delay in the Substantial Completion of Landlord’s Work caused by Landlord’s act or failure to act, including, without limitation: Change Orders required by Landlord; requirement of a material, finish or installation that is unavailable or has a lead time exceeding that of comparable products (provided, however, that in no event will Landlord be required to approve any material finish or installation that does not meet or exceed Building Standard); failure to cooperate with government authorities having jurisdiction over Landlord’s Work; and failure to timely pay Landlord’s Contractor.

4.4 “Force Majeure Delay” is defined as any delay in the substantial completion of Landlord’s Work caused by Force Majeure, including: an act of God or the elements of nature; fire or other casualty; war, riot, insurrection, or public disturbance; a black-out or other interruption of utility service from the provider to the Building; a strike or other labor disturbance (except to the extent caused by an illegal act of Landlord); changes in government codes or regulations (or the interpretation of same); the unavailability of government permits or approvals within the time customarily available; or a general shortage of materials or supplies. Force Majeure Delay does not include the inability of either Landlord or Tenant to meet their monetary obligations either under this Lease or Work Letter.

4.5 Each party claiming delay on the part of the other party, or Force Majeure Delay, shall give the other party written notice of such delay, including with reasonable specificity the nature of the delay, within 3 business days after such delay is alleged by such party to have occurred.

5.	PLANS & PERMITS

5.1 Tenant will engage an architect licensed to do business in California that is experienced in the design and construction of leasehold improvements in first-class office buildings in the Los Angeles area (“Tenant’s Architect”). Tenant’s Architect will prepare plans showing the architectural design of the Premises, including partition layout, location of receptacles, location of major trade fixtures, reflective ceiling plans (the “Space Plans”). The Landlord and Tenant approved Space Plans by Brereton Architects dated March 16, 2016 are attached hereto as Schedule 1.

5.2 Tenant’s Architect will prepare or cause to be prepared complete architectural plans, drawings and specifications, and engineered mechanical, structural and electrical working drawings in a form and in such detail as is reasonably necessary to accurately construct Landlord’s Work in accordance with all applicable codes; including, without limitation, layout, finish and decorative work (including carpeting and other floor coverings), any proposed improvement affecting the base Building structural, mechanical, electrical, intra-Building telephone network cabling, plumbing, fire/life safety, heating, ventilation and air conditioning systems, exhaust systems, and any item will require installation of conduit, plumbing or other improvements within Common Areas or other premises (the “Construction Drawings”). Tenant’s Architect will work with Tenant and will submit the Tenant-approved Construction Drawings to Landlord for its review and approval in accordance with the Construction Schedule. Landlord will review the Construction Drawings and issue its written approval or disapproval of the Construction Drawings within 10 business days of receipt. If Landlord disapproves of any part of the Construction Drawings, then Tenant’s Architect will revise the Construction Drawings and resubmit them to each party for further review. Each party will review the revised Construction Drawings and issue its written approval or disapproval of the Construction Drawings within 5 business days of receipt. Review, revision and resubmission of the Construction Drawings will continue in this manner until the Construction Drawings arc fully approved by Landlord and Tenant. Landlord will not disapprove the Construction Drawings so long as the Construction Drawings are consistent with the Space Plans and do not present a Design Problem.

5.3 Except as otherwise set forth in the approved Construction Drawings (and not further modified by any Change Orders), the finishes, quantities and qualities to be furnished and constructed by Landlord as part of Landlord’s Work shall not exceed Building Standard as defined in that certain Tenant and Building Manual for the Building in effect as of the Date (the “Construction Manual”), a copy of which Landlord has furnished to Tenant and Tenant acknowledges receipt.

5.4 If Tenant wants to change the approved Construction Drawings, then Tenant must notify Landlord of the proposed change with reasonable particularity and will cause Tenant’s Architect to modify the Construction Drawings as required (a “Change Order”). Upon receipt of the Change Order, Landlord will within 5 business days of receipt issue its written approval or disapproval of the Change Order, and if approved provide Tenant with an estimate of any Tenant Delay that may reasonably occur as a result of the proposed Change Order and advise Tenant of the increased Work Costs that may be incurred. Upon receipt of Tenant’s written approval of the approved Change Order and receipt of any increased Work Costs (to the extent such increased costs exceed the amount deposited with Landlord pursuant to §8.2 of this Work Letter), Landlord will proceed with Landlord’s Work, as so modified by the Change Order.

5.5 Tenant will not knowingly include in the Construction Drawings or any Change Order any requirement that will result in a Design Problem (as defined in §8.1 of the Lease). Landlord’s approval of the Construction Drawings, or any Change Order shall not be deemed a waiver of any Design Problem incorporated therein. A Design Problem may only he waived by Landlord in a writing that specifically identifies the Design Problem and its waiver by Landlord.

5.6 Landlord will secure such permits and approvals as may be required from any governmental authority having jurisdiction over Landlord’s Work. If any government authority requires alterations, modifications, or supplements to the Construction Drawings, Tenant hereby agrees to promptly make such alterations, modifications, or supplements necessary to obtain any required permits.

5.7 Upon completion of Landlord’s Work, Tenant’s Architect will furnish Landlord and Tenant with complete Construction Drawings modified to show all improvements as actually constructed, in an industry standard electronic format otherwise compatible with Landlord’s CAD system, with industry standard layering (the “As-Built Drawings”).

6.	GENERAL CONTRACTOR

6.1 Landlord shall not be required to solicit bids from contractors or subcontractors other than those pre-approved by Landlord to perform work in the Building. Landlord may require that each general contractor solicit bids from unionized subcontractors for certain trades. Landlord shall provide Tenant with a summary of the bids received along with copies of all related paperwork.

6.2 Subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, from those approved contractors that have submitted bids, Tenant and Landlord will mutually select a general contractor to perform Landlord’s Work (“Landlord’s Contractor”) within 5 business days of receipt of Landlord’s summary of the received bids (the “Bid Summary”). Such Bid Summaries will include a contingency amount reasonably determined by Landlord. Landlord will then enter into a written guaranteed maximum price contract providing for payment on a progress payment basis, a commercially reasonable retention, and having such other terms and conditions that are commercially reasonable and do not violate the terms of the Lease or this Work Letter, although Landlord shall not be required to either impose a performance penalty upon, or provide a performance incentive to Landlord’s Contractor in connection with the timely performance of Landlord’s Work. The contract with Landlord’s Contractor will provide for a retention of not less than 10% of the contract price (the “Retention”).

7.	TENANT’S ACCESS

7.1 In the 30 day period prior to Substantial Completion of Landlord’s Work, Landlord will provide Tenant and its subcontractors and vendors (collectively, “Tenant’s Personnel”) with reasonable access to the Premises and Common Areas necessary to install Tenant’s furnishing, fixtures, equipment and systems as may be reasonably necessary for Tenant to occupy the Premises for the conduct of business (“Tenant’s Work”), subject to the following:

(a)	Tenant’s Work and Landlord’s Work will be coordinated.
(b)

Tenant’s Personnel must comply with all reasonable rules and regulations that Landlord establishes for the performance of work in the Building. Tenant acknowledges receipt of Landlord’s Construction Manual for the Building. Tenant’s Personnel will follow Landlord’s reasonable directions. Tenant’s Personnel shall have, during the hours specified in the Construction Manual and subject to the terms set forth in the Construction Manual, access during normal business hours to the Premises and reasonable use in common with Landlord and other tenants to the loading docks and freight elevators.

(c)

If Tenant’s Work unreasonably interferes with Landlord’s Work, Building operations or causes labor unrest at the Building, then Landlord may order Tenant’s Personnel to immediately cease Tenant’s Work and vacate the Premises, Common Areas and Building of personnel, equipment, materials and supplies to the extent reasonably required to eliminate this interference. Landlord’s actions under this (c) shall not constitute a Landlord Delay.

(d)	Tenant’s Work will comply with all applicable laws, regulations, permits and other government approvals applicable to entry and work in the Premises.
(e)	Before being provided access to the Premises, Tenant’s Personnel must furnish Landlord with:
(1)	Certificates or other proof reasonably required by Landlord to establish that Tenant’s Personnel is in compliance with the following insurance requirements:
(A)	Tenant’s Personnel shall maintain the coverage types and limits required in the Construction Manual with respect to the particular trade and/or work being performed.
(B)

Prior to commencing work, Tenant’s Personnel and each subcontractor shall submit to Landlord certificates of insurance showing the required insurance has been obtained. If the coverage expires prior to completion of the work, then Tenant’s Personnel and each subcontractor shall submit replacement certificates of insurance to

Landlord prior to the expiration of such coverage. All certificates shall provide that there will be no cancellation, material modification, or reduction of coverage without reasonable written notice to Landlord.

(2)	A copy of all required building permits for Tenant’s Work;
(3)	A complete list of Tenant’s Personnel;
(4)	A copy of the contractor’s license for Tenant’s Personnel; and
(5)	A copy of the work schedule for Tenant’s Personnel.
8.	WORK COSTS

8.1 “Work Costs” means the total of the following:

(a)	All design and engineering fees incurred in connection with the preparation and review of the Space Plans, Construction Drawings, Change Orders, and As-Built Drawings by Tenant’s Architect;
(b)

All reasonable out-of-pocket fees incurred by Landlord in having third party engineers or other consultants review, test or inspect the Space Plans, Construction Drawings, Change Orders, or Landlord’s Work;

(c)	Governmental agency plan check, permit, and other fees applicable to Landlord’s Work;
(d)

The cost of any improvements, modifications, additions or alterations to the Base Building or Common Areas that are required by any government agency or authority having jurisdiction over Landlord’s Work as a condition of performing any item of Landlord’s Work that is required by Tenant and does not constitute normal and customary office improvements;

(e)	Sales and use taxes applicable to Landlord’s Work;
(f)	Material and labor costs incurred in performing Landlord’s Work;
(g)	General conditions and contractor’s fees; and
(h)	A supervision fee payable to Landlord in the amount of 3% of the Work Costs defined in subsections (d) through (g), above.

8.2 Work Costs will be paid as follows:

(a)	If the contracted Work Costs exceed the Construction Allowance, then Tenant will within 5 business days after receipt of Landlord’s invoice for the same
(1)	Deposit with Landlord such excess amount, or
(2)

Deliver written notice to Landlord that Tenant elects to receive an “Additional Construction Allowance” of such overage amount from Landlord that will be fully amortized over the Term and repaid by Tenant to Landlord in advance in equal monthly installments (without any such installment being subject to excuse or abatement for any cause whatsoever), with the interest on the unpaid principal balance at the rate of 8% per annum, and computed using beginning of period accounting. The Additional Construction Allowance plus the Construction Allowance shall not exceed the Work Costs.

If Tenant elects the Additional Construction Allowance, the dollar amount of Tenant’s monthly payments. Tenant may not convert any of the Additional Construction Allowance amount to Rent payments. Landlord may require additional deposits as a result of increases in Work Costs.

(b)

Out of the Construction Allowance and amounts deposited by Tenant, Landlord will pay all Work Costs on a progress payment basis for Landlord’s Work, withholding the applicable Retention from each progress payment.

(c)	Landlord will pay the Retention upon final completion of Landlord’s Work, evidenced by Landlord’s receipt of all of the following:
(1)	The permit card with all final inspector sign-offs completed and, if required by law, a certificate of occupancy for the Premises;
(2)	A copy of the recorded Notice of Completion of Landlord’s Work (and Tenant’s Work, if applicable);
(3)	The As-Built Drawings;
(4)	An air balance report evidencing that the HVAC system has been balanced and calibrated to industry and Building Standards;

(5)	Completion of all punchlist items; and
(6)	Unconditional lien releases from all contractors and subcontractors for all amounts due in connection with Landlord’s Work and Tenant’s Work (if applicable).
(d)

If Tenant has deposited any amount with Landlord in accordance with subsection (a), above, and after payment of all Work Costs and disbursement of the entire Construction Allowance (including the Retention) any portion of such deposit remains, then Landlord will repay such unused portion to Tenant within 10 business days of such determination.

(e)

If after payment of the Work Costs and application of Construction Allowance against Base Rent to the extent provided in this §8.2, there remains unused Construction Allowance after December 31, 2016, then such Construction Allowance will be deemed forfeited and no longer available to Tenant.

(f)

Tenant shall be solely responsible for all after-hours security, after-hours HVAC, after-hours freight elevator use, and cabling for the Premises. Tenant shall be solely responsible, and not as a Work Cost, for all furniture, fixtures and equipment in the Premises.

9.	SUBSTANTIAL COMPLETION; PUNCHLIST ITEMS

9.1 “Substantially Complete” (as such term is modified for the context) means the Landlord’s Work is sufficiently complete so that the Premises can be occupied and used for the Use, subject only to punchlist items that do not render the Premises unsuitable for the conduct of business for the Use, and all certificates of occupancy or other permit(s) issued by appropriate governmental entities necessary for such use and occupancy have been issued.

9.2 Within 30 days after the later of completion of Landlord’s Work or Tenant’s occupancy of the Premises, Tenant shall give Landlord written notice of any claimed deficiencies in Landlord’s Work. Landlord shall promptly cause corrective work to begin and will diligently prosecute the same to completion. Notwithstanding the foregoing, Landlord shall not be responsible for correcting any damage to Landlord’s Work caused by Tenant or its employees, contractors or agents. Except for latent defects in the materials and workmanship of Landlord’s Work and any defects under warranty by Landlord’s Contractor, if Tenant fails to give Landlord notice of any deficiency as provided herein, then Tenant shall be deemed to have accepted Landlord’s Work inclusive of such deficiency and waived any right to corrective work with respect to the same; provided, however, that Landlord’s Contractor shall provide a customary construction warranty with a term of at least one year from Substantial Completion and such warranty shall be assignable and shall be assigned by Landlord to Tenant.

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SCHEDULE 1 - SPACE PLANS